As filed with the Securities And Exchange Commission on June 21, 2004
Registration No. 333-114776

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Halozyme Therapeutics, Inc.
(Name of small business issuer in its charter)

Nevada (State or Jurisdiction of Incorporation or organization)	2836 (Primary Standard Industrial Classification Code Number)	88-0488686 (I.R.S. Employer Identification Number)

11588 Sorrento Valley Road, Suite 17
San Diego, California 92121
(858) 794-8889
(Address and telephone number of principal executive offices)

David A. Ramsay
11588 Sorrento Valley Road, Suite 17
San Diego, California 92121
(858) 794-8889
(Name, address and telephone number of agent for service)

Copy of all communications to:
Douglas J. Rein, Esq.
Gray Cary Ware & Freidenrich, LLP
4365 Executive Drive, Suite 1100
San Diego, California 92121
(858) 677-1400

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and neither the selling security holders nor we are soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 21, 2004

PROSPECTUS

HALOZYME THERAPEUTICS, INC.

29,508,664 SHARES OF COMMON STOCK

This prospectus relates to the distribution by certain stockholders of Halozyme Therapeutics, Inc. of up to 29,508,664 shares of our common stock which they own, or which they may at a later date acquire upon the exercise of warrants. Halozyme is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We may receive proceeds from the exercise price of the warrants if they are exercised by the selling security holders. All costs associated with this registration will be borne by Halozyme.

Halozyme’s common stock is quoted on the OTC Bulletin Board under the symbol “HZYM.” On June 18, 2004 the closing bid price for one share of our common stock was $2.97.

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THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE “RISK FACTORS” BEGINNING ON PAGE 5 OF THIS PROSPECTUS BEFORE MAKING A DECISION TO PURCHASE OUR STOCK.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

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The date of this Prospectus is _____________, 2004

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TABLE OF CONTENTS
Prospectus Summary	3

Risk Factors	5

Use of Proceeds	11

Market for Common Equity and Related Stockholder Matters	12

Dilution	13

Management’s Discussion and Analysis and Plan of Operation	13

Description of Business	16

Directors, Executive Officers, Promoters and Control Persons	21

Executive Compensation	23

Certain Relationships and Related Transactions	23

Security Ownership of Certain Beneficial Owners and Management	24

Selling Security Holders	26

Plan of Distribution	29

Description of Securities	30

Legal Proceedings	30

Interest of Named Experts and Counsel	30

Disclosure of Commission Position of Indemnification for Securities Act Liabilities	30

Financial Statements	31

Changes In and Disagreements With Accountants on Accounting and Financial Disclosure	31

Additional Information	31

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PROSPECTUS SUMMARY

This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. This summary highlights selected information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the more detailed information regarding our company, the risks of purchasing our common stock discussed under “Risk Factors,” and our financial statements and the accompanying notes, before making an investment decision.

Our Business

Effective March 11, 2004, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 28, 2004, among privately held DeliaTroph Pharmaceuticals, Inc., dba Hyalozyme Therapeutics, Inc. (“Halozyme”), Global Yacht Services, Inc. (“Global”) and Hyalozyme Acquisition Corporation (“Merger Sub”), a wholly owned subsidiary of Global, the Merger Sub merged with and into Halozyme, with Halozyme remaining as the surviving corporation (the “Merger”).

Halozyme is a development stage biopharmaceutical company dedicated to the development and planned commercialization of recombinant human enzymes for the infertility, ophthalmology, and oncology markets. Our products under development are based on intellectual property covering the family of human enzymes known as hyaluronidases. Hyaluronidases are enzymes (proteins), which break down hyaluronic acid, which is a naturally occurring substance in the human body. Currently, we have no products and all of our potential products are either in the discovery, pre-clinical, pre-new drug application (NDA) or pre-510(k) stage. It may be years, if ever, before we are able to obtain the necessary regulatory approvals necessary to generate meaningful revenue from the sale of these potential products. In addition, we have never generated any revenue; have had operating and net losses each year since inception; and our auditors have raised substantial doubt that we will have the ability to continue as a going concern. We have accumulated a deficit of $5,264,927 since inception.

The Offering

By means of this prospectus, a number of stockholders of Halozyme are offering to sell up to 19,046,721 shares of common stock which they own, and 10,461,943 shares of common stock which they may at a later date acquire upon the exercise of warrants. In this prospectus, Halozyme refers to these persons as the selling security holders.

As of March 31, 2004, Halozyme had 39,421,906 shares of common stock issued and outstanding, which includes shares offered by this prospectus. The number of outstanding shares of common stock does not include stock which may be issued pursuant to the exercise and/or conversion of options and/or warrants previously issued by Halozyme.

We will not receive any proceeds from the sale of common stock offered by the selling security holders, but we did receive consideration from the selling security holders at the time they purchased the shares. We may receive proceeds from the exercise price of the warrants if they are exercised by the selling security holders. We intend to use any proceeds from exercise of the warrants for working capital and general corporate purposes.

The purchase of the securities offered by this prospectus involves a high degree of risk. Risk factors include the lack of revenues and history of loss, and the need for additional capital. See the “Risk Factors” section of this prospectus for a more complete discussion of these and other risks.

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Summary Financial Data

The following table presents summary financial information for the year ended December 31, 2003 and for the quarter ended March 31, 2004. The summary information includes the effects of the acquisition, as if the Merger transaction between Halozyme and Global had occurred at the beginning of 2003. The data was taken from our financial statements appearing elsewhere in this prospectus, and you should read the actual financial statements for a complete presentation of this information.

	Year Ended December 31, 2003	Quarter Ended March 31, 2004

Revenue	$—	$—

Operating Expenses	$(1,822,672)	$(1,207,552)

Net Loss	$(2,215,025)	$(1,284,422)

Current Assets	$503,580	$7,568,843

Total Assets	$647,247	$7,732,773

Current Liabilities	$373,440	$773,242

Total Liabilities	$373,440	$773,242

Stockholders’ Equity	$273,807	$6,959,531

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RISK FACTORS

You should carefully consider each of the following risk factors and all of the other information provided in this prospectus before purchasing our common stock. An investment in our common stock involves a high degree of risk, and should be considered only by persons who can afford the loss of their entire investment. The risks and uncertainties described below are the only ones we know of that we consider to be material at this time. If the events described in these risks occur, our business, financial condition and results of operations would likely suffer. Additionally, this prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. This section discusses the risk factors that might cause those differences

Risks Related To Our Business

We have not generated any revenue from product sales to date; we have a history of net losses and negative cash flow, and may never achieve or maintain profitability.

We have not generated any revenue from product sales to date and may never generate revenues from product sales in the future. Even if we do achieve significant revenues from product sales, we expect to incur significant operating losses over the next several years. We have never been profitable, and may never become profitable. Through March 31, 2004, we have incurred aggregate net losses of $5,264,927. During the next twelve months we will need to raise additional capital to obtain FDA approval for any of our products. If we engage in acquisitions of companies, products, or technology in order to execute our business strategy, we may need to raise additional capital. We may be required to raise additional capital in the future through collaborative agreements, private financings, and various other equity or debt financings. If we are required to raise additional capital in the future, the additional financing may not be available on favorable terms, or at all.

If we do not receive and maintain regulatory approvals for our product candidates, we will not be able to commercialize our products, which would substantially impair our ability to generate revenues.

None of our product candidates have received regulatory approval from the FDA or from any similar national regulatory agency or authority in any other country in which we intend to do business. Approval from the FDA is necessary to manufacture and market pharmaceutical products in the United States. Many other countries including major European countries and Japan have similar requirements.

We intend to file a 510(k) for Cumulase™ and an NDA for Enhanze SC™. The processes for obtaining FDA approval are extensive, time-consuming and costly, and there is no guarantee that the FDA will approve any of the 510(k)s or NDAs that we intend to file with respect to any of our product candidates, or that the timing of any such approval will be appropriate for our product launch schedule and other business priorities, which are subject to change. We have not currently begun the 510(k), NDA or any other regulatory approval process for any of our potential products, and we may not be successful in obtaining such approvals for any of our potential products.

If we are unsuccessful in our clinical trials, we will not receive regulatory approvals for our product candidates.

Clinical testing of pharmaceutical products is also a long, expensive and uncertain process. Even if initial results of preclinical studies or clinical trial results are positive, we may obtain different results in later stages of drug development, including failure to show desired safety and efficacy.

The clinical trials of any of our product candidates could be unsuccessful, which would prevent us from obtaining regulatory approval and commercializing the product. FDA approval can be delayed, limited or not granted for many reasons, including, among others:

  FDA officials may not find a product candidate safe or effective to merit an approval;
  FDA officials may not find that the data from preclinical testing and clinical trials justifies approval, or they may require additional studies that would make it commercially unattractive to continue pursuit of approval;
  the FDA may not approve our manufacturing processes or facilities, or the processes or facilities of our contract manufacturers or raw material suppliers;
  the FDA may change its approval policies or adopt new regulations; and
  the FDA may approve a product candidate for indications that are narrow or under conditions that place our product at a competitive disadvantage, which may limit our sales and marketing activities or otherwise adversely impact the commercial potential of a product.

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If the FDA does not approve our product candidates in a timely fashion on commercially viable terms or we terminate development of any of our product candidates due to difficulties or delays encountered in the regulatory approval process, it will have a material adverse impact on our business and we will be dependent on the development of our other product candidates and/or our ability to successfully acquire other products and technologies.

In addition, we intend to market certain of our products, and perhaps have certain of our products manufactured, in foreign countries. The process of obtaining approvals in foreign countries is subject to delay and failure for similar reasons.

If our product candidates are approved by the FDA but do not gain market acceptance, our business will suffer because we may not be able to fund future operations.

A number of factors may affect the market acceptance of any of our existing products or any other products we develop or acquire in the future, including, among others:

  the price of our products relative to other therapies for the same or similar treatments;
  the perception by patients, physicians and other members of the health care community of the effectiveness and safety of our products for their prescribed treatments;
  our ability to fund our sales and marketing efforts;
  the effectiveness of our sales and marketing efforts; and
  the introduction of generic competitors.

We have never successfully marketed any products, and we may not be successful in marketing and promoting our existing product candidates or any other products we develop or acquire in the future.

In addition, our ability to market and promote our product candidates will be restricted to the labels approved by the FDA. If the approved labels are restrictive, our sales and marketing efforts, as well as market acceptance and the commercial potential of our products may be negatively affected.

If our products do not gain market acceptance, we may not be able to fund future operations, including the development or acquisition of new product candidates and/or our sales and marketing efforts for our approved products, which would cause our business to suffer.

If we are unable to sufficiently develop our sales, marketing and distribution capabilities or enter into agreements with third parties to perform these functions, we will not be able to commercialize products.

We are currently in the process of developing our sales, marketing and distribution capabilities. However, our current capabilities in these areas are very limited. In order to commercialize any products successfully, we must internally develop substantial sales, marketing and distribution capabilities, or establish collaborations or other arrangements with third parties to perform these services. We do not have extensive experience in these areas, and we may not be able to establish adequate in-house sales, marketing and distribution capabilities or engage and effectively manage relationships with third parties to perform any or all of such services. To the extent that we enter into co-promotion or other licensing arrangements, our product revenues are likely to be lower than if we directly marketed and sold our products, and any revenues we receive will depend upon the efforts of third parties, whose efforts may not be successful.

If we have problems with our sole contract manufacturer, our product development and commercialization efforts for our product candidates could be delayed or stopped.

We have signed an agreement with Avid Bioservices Incorporated, a contract manufacturing organization, to produce bulk recombinant enzyme product for clinical use. Our contract manufacturer will produce the active pharmaceutical ingredient under current good manufacturing practices for commercial scale validation and will provide support for chemistry, manufacturing and controls sections for FDA regulatory filings. We have not established and may not be able to establish arrangements with additional manufacturers for these ingredients or products should the existing supplies become unavailable or in the event that our sole contract manufacturer is unable to adequately perform its responsibilities. Difficulties in our relationship with our manufacturer or delays or interruptions in such manufacturer’s supply of its requirements could limit or stop our ability to provide sufficient quantities of our products, on a timely basis, for clinical trials and, if our products are approved, could limit or stop commercial sales, which would have a material adverse effect on our business and financial condition.

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Our inability to retain key management and scientific personnel could negatively affect our business.

Our success depends on the performance of key management and scientific employees with biotech experience. Given our small staff size and programs currently under development, we depend substantially on our ability to hire, train, retain and motivate high quality personnel, especially our scientists and management team in this field. If we were to lose either Jonathan Lim, our chief executive officer, or Gregory Frost, our chief scientific officer, then we would likely lose some portion of our institutional knowledge and technical know-how, potentially causing a substantial delay in one or more of our development programs until adequate replacement personnel could be hired and trained. For example, Dr. Frost has been with our Company from soon after its inception, and he possesses a substantial amount of knowledge about our development efforts. If we were to lose his services, we would experience delays in meeting our product development schedules. We have not entered into employment agreements with any of our employees or officers, including Dr. Lim and Dr. Frost. We do not have key man life insurance policies on the lives of any of our employees, including Dr. Lim and Dr. Frost.

Future sales of shares of our common stock, including sales of shares following the registration of shares we issued in our most recent financing, may negatively affect our stock price.

As a result of our recent private financing transaction, the private investors received approximately 19.0 million shares of common stock. The shares of common stock issued in connection with this financing transaction represent approximately 48% of our outstanding common stock. In connection with the financing transaction, we also issued warrants to the private investors that are exercisable for the purchase of up to an aggregate of 10.5 million shares of common stock based upon a purchase price ranging from $0.77 to $1.75 per share. The exercise of these warrants could result in significant dilution to stockholders at the time of exercise.

This registration statement covers the shares issued to the private investors and issuable upon exercise of the warrants. In the future, we may issue additional options, warrants or other derivative securities convertible into Halozyme common stock.

Sales of substantial amounts of shares of our common stock, or even the potential for such sales, could lower the market price of our common stock and impair the Company’s ability to raise capital through the sale of equity securities.

Our stock price is subject to significant volatility.

Our stock price is subject to significant volatility. The following factors, in addition to other risks and uncertainties described in this section and elsewhere in this report, may cause the market price of our common stock to fall. We participate in a highly dynamic industry, which often results in significant volatility in the market price of common stock irrespective of company performance. As a result, our high and low stock prices for the last twelve months are $4.75 and $0.02, respectively. Fluctuations in the price of our common stock may be exacerbated by conditions in the healthcare and technology industry segments or conditions in the financial markets generally.

Recent trading in our stock has been limited, so investors may not be able to sell as much stock as they want at prevailing market prices.

The merger between Global and Halozyme was concluded on March 11, 2004. On March 12, 2004, our common stock began trading. Since then, trading volume has been limited with an average daily volume of 45,000 shares. By contrast, we are registering 29,508,664 shares with this registration statement which represents a substantial portion of our current outstanding shares. If limited trading in our stock continues, it may be difficult for investors to sell their shares in the public market at any given time at prevailing prices.

Short selling common stock by selling security holders may drive down the market price of our stock.

Any selling security holders who holds warrants may sell shares of our common stock on the market before exercising the warrant. The stock is usually offered at or below market since the warrant holders receive stock at a discount to market. Once the sale is completed the holders exercise a like dollar amount of shares. If the stock sale lowered the market price, upon exercise, the holders would receive a greater number of shares then they would have absent the short sale. This pattern may result in a reduction of our common stock’s market price.

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Our common stock is deemed to be “penny stock” by the Securities and Exchange Commission, which subjects its sale to certain rules and limitations.

Shares of our common stock are “penny stocks” as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are traded in the over-the-counter market on the over-the-counter bulletin board. As a result, investors may find it more difficult to dispose of or obtain accurate quotations as to the price of the shares of the common stock being registered hereby. In addition, the “penny stock” rules adopted by the Securities and Exchange Commission under the Exchange Act subject the sale of the shares of our common stock to certain regulations which impose sales practice requirements on broker/dealers. For example, brokers/dealers selling such securities must, prior to effecting the transaction, provide their customers with a document that discloses the risks of investing in such securities. Included in these documents are the following:

  the bid and offer price quotes in and for the “penny stock”, and the number of shares to which the quoted prices apply;
  the brokerage firm’s compensation for the trade; and
  the compensation received by the brokerage firm’s sales person for the trade.

In addition, the brokerage firm must send the investor:

  a monthly account statement that gives an estimate of the value of each “penny stock” in the investor’s account and a written statement of the investor’s financial situation and investment goals.

Legal remedies, which may be available to you as an investor in “penny stocks”, are as follows:

  if “penny stock” is sold to you in violation of your rights listed above, or other federal or state securities laws, you may be able to cancel your purchase and get your money back;
  if the stocks are sold in a fraudulent manner, you may be able to sue the persons and firms that committed the fraud for damages; or
  if you have signed an arbitration agreement, however, you may have to pursue your claim through arbitration. If the person purchasing the securities is someone other than an accredited investor or an established customer of the broker/dealer, the broker/dealer must also approve the potential customer’s account by obtaining information concerning the customer’s financial situation, investment experience and investment objectives. The broker/dealer must also make a determination whether the transaction is suitable for the customer and whether the customer has sufficient knowledge and experience in financial matters to be reasonably expected to be capable of evaluating the risk of transactions in such securities. Accordingly, the Securities and Exchange Commission’s rules may limit the number of potential purchasers of the shares of our common stock. Resale restrictions on transferring “penny stocks” are sometimes imposed by some states, which may make transaction in our stock more difficult and may reduce the value of the investment. Various state securities laws pose restrictions on transferring “penny stocks” and as a result, investors in our common stock may have the ability to sell their shares of our common stock impaired.

Future acquisitions could disrupt our business and harm our financial condition.

In order to remain competitive, we may decide to acquire additional businesses, products and technologies. As we have limited experience in evaluating and completing acquisitions, our ability as an organization to make such acquisitions is unproven. Acquisitions could require significant capital infusions and could involve many risks, including, but not limited to, the following:

  we may have to issue convertible debt or equity securities to complete an acquisition, which would dilute our stockholders and could adversely affect the market price of our common stock;
  an acquisition may negatively impact our results of operations because it may require us to incur large one-time charges to earnings, amortize or write down amounts related to goodwill and other intangible assets, or incur or assume substantial debt or liabilities, or it may cause adverse tax consequences, substantial depreciation or deferred compensation charges;
  we may encounter difficulties in assimilating and integrating the business, technologies, products, personnel or operations of companies that we acquire;
  certain acquisitions may disrupt our relationship with existing customers who are competitive to the acquired business;
  acquisitions may require significant capital infusions and the acquired businesses, products or technologies may not generate sufficient revenue to offset acquisition costs;
  an acquisition may disrupt our ongoing business, divert resources, increase our expenses and distract our management;
  acquisitions may involve the entry into a geographic or business market in which we have little or no prior experience; and
  key personnel of an acquired company may decide not to work for us.

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If any of these risks occurred, it could adversely affect our business, financial condition and operating results. We cannot assure you that we will be able to identify or consummate any future acquisitions on acceptable terms, or at all. If we do pursue any acquisitions, it is possible that we may not realize the anticipated benefits from such acquisitions or that the market will not view such acquisitions positively.

Risks Related To Our Industry

Compliance with the extensive government regulations to which we are subject is expensive and time consuming, and may result in the delay or cancellation of product sales, introductions or modifications.

Extensive industry regulation has had, and will continue to have, a significant impact on our business. All pharmaceutical companies, including Halozyme, are subject to extensive, complex, costly and evolving regulation by the federal government, principally the FDA and to a lesser extent by the U.S. Drug Enforcement Administration (“DEA”), and foreign and state government agencies. The Federal Food, Drug and Cosmetic Act, the Controlled Substances Act and other domestic and foreign statutes and regulations govern or influence the testing, manufacturing, packing, labeling, storing, record keeping, safety, approval, advertising, promotion, sale and distribution of our products. Under certain of these regulations, Halozyme and its contract suppliers and manufacturers are subject to periodic inspection of its or their respective facilities, procedures and oper ations and/or the testing of products by the FDA, the DEA and other authorities, which conduct periodic inspections to confirm that Halozyme and its contract suppliers and manufacturers are in compliance with all applicable regulations. The FDA also conducts pre-approval and post-approval reviews and plant inspections to determine whether our systems, or our contract suppliers’ and manufacturers’ processes, are in compliance with current good manufacturing products and other FDA regulations. If we, or our contract supplier, fail these inspections, we may not be able to commercialize our product in a timely manner without incurring significant additional costs, or at all.

In addition, the FDA imposes a number of complex regulatory requirements on entities that advertise and promote pharmaceuticals, including, but not limited to, standards and regulations for direct-to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities, and promotional activities involving the Internet.

We are dependent on receiving FDA and other governmental approvals prior to manufacturing, marketing and shipping our products. Consequently, there is always a risk that the FDA or other applicable governmental authorities will not approve our products, or will take post-approval action limiting or revoking our ability to sell our products, or that the rate, timing and cost of such approvals will adversely affect our product introduction plans or results of operations.

Our suppliers and sole manufacturer are subject to regulation by the FDA and other agencies, and if they do not meet their commitments, we would have to find substitute suppliers or manufacturers, which could delay the supply of our products to market.

Regulatory requirements applicable to pharmaceutical products make the substitution of suppliers and manufacturers costly and time consuming. We have no internal manufacturing capabilities and are, and expect to be in the future, entirely dependent on contract manufacturers and suppliers for the manufacture of our products and for their active and other ingredients. The disqualification of these suppliers through their failure to comply with regulatory requirements could negatively impact our business because the delays and costs in obtaining and qualifying alternate suppliers (if such alternative suppliers are available, which we cannot assure) could delay clinical trials or otherwise inhibit our ability to bring approved products to market, which would have a material adverse affect on our business and financial condition.

We may be required to initiate or defend against legal proceedings related to intellectual property rights, which may result in substantial expense, delay and/or cessation of the development and commercialization of our products.

We rely on patents to protect our intellectual property rights. The strength of this protection, however, is uncertain. For example, it is not certain that:

  Our patents and pending patent applications cover products and/or technology that we invented first;
  we were the first to file patent applications for these inventions;
  others will not independently develop similar or alternative technologies or duplicate our technologies;
  any of our pending patent applications will result in issued patents; and
  any of our issued patents, or patent pending applications that result in issued patents, will be held valid and infringed in the event the patents are asserted against others.

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We currently own or license several U.S. and foreign patents and also have pending patent applications. There can be no assurance that our existing patents, or any patents issued to us as a result of such applications, will provide a basis for commercially viable products, will provide us with any competitive advantages, or will not face third-party challenges or be the subject of further proceedings limiting their scope or enforceability.

We may become involved in interference proceedings in the U.S. Patent and Trademark Office to determine the priority of our inventions. In addition, costly litigation could be necessary to protect our patent position. We also rely on trademarks to protect the names of our products. These trademarks may be challenged by others. If we enforce our trademarks against third parties, such enforcement proceedings may be expensive. We also rely on trade secrets, unpatented proprietary know-how and continuing technological innovation that we seek to protect with confidentiality agreements with employees, consultants and others with whom we discuss our business. Disputes may arise concerning the ownership of intellectual property or the applicability or enforceability of these agreements, and we might not be able to resolve these disputes in our favor.

In addition to protecting our own intellectual property rights, third parties may assert patent, trademark or copyright infringement or other intellectual property claims against us based on what they believe are their own intellectual property rights. While we have not ever been and are currently not involved in any litigation, in the event we become involved, we may be required to pay substantial damages, including but not limited to treble damages, for past infringement if it is ultimately determined that our products infringe a third party’s intellectual property rights. Even if infringement claims against us are without merit, defending a lawsuit takes significant time, may be expensive and may divert management’s attention from other business concerns. Further, we may be stopped from developing, manufacturing or selling our products until we obtain a license from the owner of the relevant technology or other intellectual property rights. If such a license is available at all, it may require us to pay substantial royalties or other fees.

If third-party reimbursement is not available, our products may not be accepted in the market.

Our ability to earn sufficient returns on our products will depend in part on the extent to which reimbursement for our products and related treatments will be available from government health administration authorities, private health insurers, managed care organizations and other healthcare providers.

Third-party payers are increasingly attempting to limit both the coverage and the level of reimbursement of new drug products to contain costs. Consequently, significant uncertainty exists as to the reimbursement status of newly approved healthcare products. If we succeed in bringing one or more of our product candidates to market, third-party payers may not establish adequate levels of reimbursement for our products, which could limit their market acceptance and result in a material adverse effect on our financial condition.

We face intense competition and rapid technological change that could result in the development of products by others that are superior to the products we are developing.

We have numerous competitors in the United States and abroad, including, among others, major pharmaceutical and specialized biotechnology firms, universities and other research institutions that may be developing competing products. Such competitors may include Sigma-Aldrich Corporation, ISTA Pharmaceuticals, Inc. (ISTA), and Allergan, Inc., among others. These competitors may develop technologies and products that are more effective or less costly than our current or future product candidates or that could render our technologies and product candidates obsolete or noncompetitive. Many of these competitors have substantially more resources and product development, manufacturing and marketing experience and capabilities than we do. In addition, many of our competitors have significantly greater experience than we do in undertaking preclinical testing and clinical tria ls of pharmaceutical product candidates and obtaining FDA and other regulatory approvals of products and therapies for use in healthcare. In particular, ISTA is developing ovine derived hyaluronidase (Vitrase™) for intraocular use, and is also being tested for peribulbar block. On May 6, 2004, the FDA approved ISTA’s Vitrase™ for use as a spreading agent, the same indication we plan to seek for Enhanze SC™.

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We are exposed to product liability claims, and insurance against these claims may not be available to us on reasonable terms or at all.

We might incur substantial liability in connection with clinical trials or the sale of our products. Product liability insurance is expensive and in the future may not be available on commercially acceptable terms, or at all. We do not currently carry product liability insurance, although we plan to acquire it within the next 12 months. A successful claim or claims brought against us in excess of our insurance coverage could materially harm our business and financial condition.

Cautionary Statement Regarding Forward-Looking Statements

Some statements in this prospectus contain certain “forward-looking” statements of management of Halozyme. Forward-looking statements are statements that estimate the happening of future events and are not based on historical fact. Forward-looking statements may be identified by the use of forward-looking terminology, such as “may,” “shall,” “could,” “expect,” “estimate,” “anticipate,” “predict,” “probable,” “possible,” “should,” “continue,” or similar terms, variations of those terms or the negative of those terms. The forward-looking statements specified in the following information have been compiled by our management on the basis of assumptions made by management and considered by management to be reasonable. Our future operating results, however, are impossible to predict and no representation, guarantee, or warranty is to be inferred from those forward-looking statements.

The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. We cannot guarantee that any of the assumptions relating to the forward-looking statements specified in the following information are accurate, and we assume no obligation to update any such forward-looking statements.

USE OF PROCEEDS

We will not receive proceeds from the sale of shares under this prospectus, but we did receive consideration from the selling security holders at the time they purchased the shares. We may receive proceeds from the exercise price of the warrants if they are exercised by the selling security holders. Assuming the exercise of all the selling security holders’ warrants, we would receive gross proceeds of approximately $15,980,817. The weighted average exercise price of the warrants is $1.53 per share. We intend to use any proceeds from exercise of the warrants for working capital and general corporate purposes.

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MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Halozyme’s common stock is quoted on the OTC Bulletin Board under the symbol “HZYM.” Our common stock has been traded on the OTC Bulletin Board since March 12, 2004. Prior to that date, our common stock was not actively traded in the public market and it traded under the symbol “GYHT” representing Global Yacht Services, Inc. For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

Fiscal Year 2004	High Bid	Low Bid

First Quarter	$4.75	$0.02

Fiscal Year 2003	High Bid	Low Bid

First Quarter	n/a	n/a

Second Quarter	$0.12	$0.05

Third Quarter	$0.10	$0.05

Fourth Quarter	$0.10	$0.02

Fiscal Year 2002	High Bid	Low Bid

First Quarter	n/a	n/a

Second Quarter	n/a	n/a

Third Quarter	n/a	n/a

Fourth Quarter	n/a	n/a

Trades of our common stock are subject to Rule 15g-9 of the Securities and Exchange Commission, which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction prior to sale. The Securities and Exchange Commission also has rules that regulate broker/dealer practices in connection with transactions in “penny stocks”. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. These disclosure requirements have the effect of reducing the level of trading activity in the secondary market for our common stock. As a result of these rules, investors may find it difficult to sell their shares.

Holders

As of March 31, 2004, there were approximately 120 record owners of Halozyme’s common stock.

Dividends

We have never paid cash dividends and have no plans to do so in the foreseeable future. Our future dividend policy will be determined by our Board of Directors and will depend upon a number of factors, including our financial condition and performance, our cash needs and expansion plans, income tax consequences, and the restrictions that applicable laws and our credit arrangements then impose.

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DILUTION

We are not selling any common stock in this offering. The selling security holders are current stockholders of Halozyme. As such, there is no dilution resulting from the common stock to be sold in this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

You should read the following discussion and analysis together with “Summary Financial Data” and the financial statements and related notes included elsewhere in this prospectus. This discussion may contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in any forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Liquidity and Capital Resources. Global had cash and total assets of $47,517 as at December 31, 2003. As previously discussed in the Prospectus Summary section, Global consummated its merger with Halozyme on March 11, 2004. On that date, Halozyme had cash and cash equivalents of approximately $7.6 million. We believe that Halozyme’s current available cash is sufficient to fund operations for the balance of 2004.

Global’s current liabilities were $37,453 as at December 31, 2003, and were represented by accounts payable and accrued expenses. Global had no other liabilities and no long term commitments or contingencies as at December 31, 2003.

Global’s Results of Operations – for the year ended December 31, 2003.

Revenue. For the year ended December 31, 2003, Global realized revenues of $25,705 compared to $87,769 for the year ended December 31, 2002. The decrease in revenues was due to a decrease in yacht rentals, charters and management services compared to 2002. Cost of revenues for the year ended December 31, 2003 was $27,003 compared to $74,674 for the year ended December 31, 2002. Gross profit for the year ended December 31, 2003 was negative $1,298, compared to $13,095 for the year ended December 31, 2002. Because Global decreased the scope and volume of its operations and was preparing for its Merger with Halozyme, Global had lower revenues, costs of revenues and gross profit for the year ended December 31, 2003 compared to the year ended December 31, 2002.

Operating Expenses. For the year ended December 31, 2003, Global had total operating expenses of $77,793 compared to $78,358 for the year ended December 31, 2002. For the year ended December 31, 2003, the majority of those expenses were represented by legal and professional fees of $59,860 as Global incurred significant legal expenses to prepare for the merger with Halozyme.

Net Loss. For the year ended December 31, 2003, Global had a net loss of $79,091 compared to $65,263 for the year ended December 31, 2002. The increase in net loss was due to lower revenues in 2003 compared to 2002 while expenses did not materially change.

Halozyme’s Results of Operations – for the year ended December 31, 2003.

Revenue. Halozyme has generated no revenues since its inception on February 26, 1998.

Research and Development. For the year ended December 31, 2003, Halozyme had research and development expenses of $1.1 million compared to $0.8 million for the year ended December 31, 2002, an increase of approximately $0.3 million. The majority of this increase was due to the hiring of additional research and development personnel, facilities costs, and the use of outside services as the Company increased its research and development efforts and began production of its PH20 enzyme for clinical use.

General and Administrative. For the year ended December 31, 2003, Halozyme had general and administrative expenses of $0.6 million compared to $0.4 million for the year ended December 31, 2003, an increase of $0.2 million. This increase was due to increased personnel and related expenses.

Other Income and Expense. For the year ended December 31, 2003, Halozyme had other expenses of $0.4 million compared to $19,000 in other income for the year ended December 31, 2002. This increase in other expense was primarily due to interest expense on notes payable and interest expense due to the beneficial conversion feature of shares issued in 2003.

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Net Loss. For the year ended December 31, 2003, Halozyme’s net loss was $2.1 million compared to $1.1 million for the year ended December 31, 2002. The increase in net loss was due to an increase in operating expenses, reflecting Halozyme’s increased research and development efforts and additional personnel.

Halozyme’s Results of Operations – for the three months ended March 31, 2004.

Revenues - Halozyme has generated no revenues since its inception on February 26, 1998.

Research and Development – Our investment in research and development increased substantially in the first quarter of 2004 to $697,000 versus $206,000 in the first quarter of 2003. This increase was primarily due to the hiring of additional research and development personnel and contract manufacturer costs for development and production of our rHuPH20 enzyme for clinical use. We expect research and development costs to continue to increase in future periods as we increase our research efforts and continue to develop and manufacture our first two products.

General and Administrative – Our general and administrative expenses were $511,000 in the first quarter of 2004 versus $46,000 in the first quarter of 2003. This increase was primarily due to the hiring of additional administrative personnel and the increased legal and accounting fees associated with becoming a public reporting entity. We anticipate that compliance with provisions of the Sarbanes-Oxley Act of 2002, including Section 404 relating to audits of our internal controls, will increase our general and administrative costs in future periods.

Other Income and Expense – We earned $7,000 in interest income during the first quarter of 2004 versus $20,000 in interest expense during the first quarter of 2003. The increase in interest income was due to an increase in cash and cash equivalents resulting from the completion of an $8.1 million capital investment during January, 2004. The interest expense during the 2003 quarter was due to interest expense on outstanding notes payable. Other income and expense also includes $84,000 of liabilities assumed as a result of the Merger.

Net Loss – Net loss for the first quarter of 2004 was $1,284,000, or $0.08 per common share, compared to $272,000, or $0.03 per common share for the first quarter of 2003. The increase in net loss was due to an increase in operating expenses, reflecting our increased research and development efforts and additional personnel.

Liquidity and Capital Resources – Net cash used in operations was $879,000 during the first quarter of 2004 versus $358,000 of cash used in operations during the first quarter of 2003. This increase was due to an increase in personnel and our increased research and development efforts.

Net cash used in investing activities was $42,000 during the first quarter of 2004. This was due to the purchase of property and equipment during the quarter. No cash was used in investing activities during the first quarter of 2003.

Net cash provided by financing activities was $7,870,000 during the first quarter of 2004 versus $434,000 during the first quarter of 2003. In January, 2004, we sold common stock for approximately $8,057,000, or $7,670,000 net of issuance costs. Additionally, we received approximately $200,000 in proceeds from stock option and warrant exercises during the first quarter of 2004. During the first quarter of 2003, we received $434,000 from the issuance of notes and the related accrued interest on those notes.

We have net operating loss carryforwards of approximately $4 million for federal income tax purposes which begin to expire in 2018. The Tax Reform Act of 1986 contains provisions that limit the amount of federal net operating loss carryforwards that can be used in any given year in the event of specified occurrences, including significant ownership changes. If these specified events occur, or are deemed to have occurred, we may lose some or all of the tax benefits of these carryforwards. We believe that it is likely that there have been ownership changes as defined in Internal Revenue Code Section 382 during this period of losses, and therefore a tax value computation is required to determine the applicable annual limitation applied to the utilization of the net operating loss carryforwards. While we do not believe that the limitations, if any, would impair our ability to use our net operating losses, the extent of such limitations has not yet been determined. A valuation allowance has been recognized for the full amount of the deferred tax asset created by these carryforwards.

In the near term, we intend to use our cash on hand to support our ongoing operating and financing requirements, such as ongoing research and development efforts, expansion of our manufacturing capabilities, and capital expenditures, as well as to meet our working capital requirements. Our long-term liquidity will depend on our ability to commercialize our first two products, Cumulase™ and Enhanze SC™, and may require us to raise additional funds through public or private financing, bank loans, collaborative relationships or other arrangements. We can give no assurance that such additional funding will be available on terms attractive to us, or at all. We have concluded the old business of Global.

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Halozyme’s Plan of Operation for the Next Twelve Months.

As previously mentioned, Global merged with Halozyme on March 11, 2004. The old business of Global has ceased to operate. Global’s board and management have resigned and Halozyme’s board and management have assumed operational control of the new entity. In management’s opinion, to achieve our business plan in the next twelve months, Halozyme will strive to attain the following milestones:

  Cumulase™: We have already completed our milestone of securing worldwide non-exclusive distribution agreements for our Cumulase™ product. In connection with these recently concluded distribution agreements, we anticipate filing a 510(k) application in the fourth quarter of this year. If we receive FDA clearance, we could launch this product by the end of the fourth quarter of 2004.
  Enhanze SC™: We are currently in discussions with a potential sales and marketing partner for our Enhanze SC™ product. Our objective is to finalize these discussions in the third quarter of 2004. We envision that such a partnership may allow the Company to retain all the intellectual property, clinical development and manufacturing rights, while the partner would contribute sales and marketing efforts to sell the product in selected markets. Currently, we are in the process of producing our registration batches and plan on filing a NDA in the first quarter of 2005 for this product.
  Chemophase™: We are currently in pre-clinical development with our Chemophase™ product. Our objective is to complete this work by the end of the first quarter of 2005 and file an IND by the end of the second quarter of 2005, assuming we satisfy the appropriate regulatory requirements.

In addition, we believe we have sufficient cash on hand to achieve the following milestones described above: (1) filing our 510(k) application for Cumulase™ and launching the product by the end of 2004, (2) securing a sales and marketing partner and filing an NDA in the first quarter of 2005 for our Enhanze SC™ product, (3) and completing the pre-clinical work for our Chemophase™ product. We will require additional capital in order to launch Enhanze SC™, if approved, and file an IND for Chemophase™.

Our research and development expenses consist primarily of costs associated with the development of our product candidates, compensation and other expenses for research and development personnel, supplies and materials, costs for consultants and related contract research, facility costs, amortization and depreciation. We charge all research and development expenses to operations as they are incurred. Our research and development activities are primarily focused on the development of our Cumulase™ and Enhanze SC™ products. We are also developing Chemophase™ and are currently conducting preclinical studies in animal models.

Since inception through March 31, 2004, we incurred research and development costs of $3.1 million. Approximately 75% of these costs were associated with the research and development of Cumulase™ and Enhanze SC™. Due to the uncertainty in obtaining FDA approval, our reliance on third parties, and competitive pressures, we are unable to estimate with any certainty the costs we will incur in the continued development of our Cumulase™, Enhanze SC™, and Chemophase™ product candidates for commercialization. However, we expect our research and development costs to increase if we are able to advance our product candidates into later stages of clinical development.

Clinical development timelines, likelihood of success, and total costs vary widely. Although we are currently focused primarily on advancing Cumulase™ and Enhanze SC™, we anticipate that we will make determinations as to which research and development projects to pursue and how much funding to direct to each project on an on-going basis in response to the scientific and clinical progress of each product candidate.

After giving effect to the Merger, substantial additional capital will be required to implement our business plan. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution and such securities may have rights, preferences and privileges senior to those of our common stock. There can be no assurance that additional financing will be available on terms favorable to us or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to fund expansion, take advantage of unanticipated acquisition opportunities, develop or enhance services or products or respond to competitive pressures. Such inability could harm our business, results of operations and financial condition.

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Off-Balance Sheet Arrangements. We do not have any off-balance sheet arrangements.

DESCRIPTION OF BUSINESS

Our Business Development

Halozyme Therapeutics, Inc. is a Nevada corporation, which was originally formed on February 21, 2001 under the name Global Yacht Services, Inc. Effective March 11, 2004, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 28, 2004, among privately held DeliaTroph Pharmaceuticals, Inc. dba Hyalozyme Therapeutics, Inc. (“Halozyme”), Global Yacht Services, Inc. (“Global”) and Hyalozyme Acquisition Corporation (“Merger Sub”), a wholly owned subsidiary of Global, the Merger Sub merged with and into Halozyme, with Halozyme remaining as the surviving corporation (the “Merger”).

Although Global acquired Halozyme as a result of the Merger, the stockholders of Halozyme hold a majority of the voting interest in the combined enterprise. Immediately prior to the Merger, Halozyme had 119 stockholders. Additionally, the Merger resulted in Halozyme’s management and Board of Directors assuming operational control of Global.

The following lists a summary of the structure of the Merger and matters completed in connection therewith:

  On January 28, 2004, pursuant to an investment round completed simultaneously with the signing of the Merger Agreement, Halozyme raised equity capital of approximately $8.1 million.
  The shareholders of Global amended and restated Global’s Articles of Incorporation to change Global’s corporate name to Halozyme Therapeutics, Inc., increased the authorized number of shares of common stock to 100 million, and authorized 20 million shares of preferred stock.
  Global issued 35,521,906 shares of its restricted common stock, 6,380,397 options and 11,742,665 warrants to purchase shares of its common stock to the stockholders of Halozyme in exchange for 100% of their issued and outstanding common stock, options and warrants to purchase Halozyme’s common stock
  A total of 4,296,362 shares of Global’s outstanding common stock were redeemed by Global from three stockholders in exchange for $42,303, or approximately $0.01 per share.
  At the conclusion of the Merger, Global’s stockholders owned approximately 10% of the issued and outstanding shares of Halozyme’s common stock, based on 39,421,906 shares outstanding after the Merger.

The Merger Agreement may be found at Exhibit A to Global’s definitive Schedule 14C Information Statement, as filed with the Securities and Exchange Commission on February 17, 2004.

Our Business prior to the Merger.

Global’s revenues were derived from yacht rentals and charters as well as management services, which included providing routine maintenance, repairs and electronics installation to its customers’ yachts. Regular maintenance includes services such as exterior and interior cleaning, bottom cleaning, waxing, and zinc replacement.

Our Business following the Merger.

General

Halozyme was founded on February 26, 1998. We are a development stage biopharmaceutical company dedicated to the development and planned commercialization of recombinant human enzymes for the infertility, ophthalmology, and oncology communities. Our products under development are based on intellectual property covering the family of human enzymes known as hyaluronidases. Hyaluronidases are enzymes (proteins), which break down hyaluronic acid, which is a naturally occurring substance in the human body. Currently, we have no products and all of our potential products are either in the discovery, pre-clinical, pre-NDA or pre-510(k) stage. It may be years, if ever, before we are able to obtain the necessary regulatory approvals necessary to generate meaningful revenue from the sale of these potential products. In addition, we have never generated any revenue; have had operating and net losses each year since inception; and our auditors have raised substantial doubt that we will have the ability to continue as a going concern. We have accumulated a deficit of $5,264,927 from inception through March 31, 2004.

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Technology

Our technology is based on recombinant human PH20 (rHuPH20), a human synthetic version of hyaluronidase that degrades hyaluronic acid, a space-filling “gel”-like substance that is a major component of tissues throughout the body, such as skin and cartilage. The PH20 enzyme is a naturally occurring enzyme that digests hyaluronic acid to temporarily break down the gel, thereby facilitating the penetration and diffusion of other drugs that are injected in the skin or in the muscle.

Bovine and ovine derived hyaluronidases have been used in multiple therapeutic areas, including in vitro fertilization and ophthalmology, where a FDA-approved bovine version was used as a drug delivery agent to enhance dispersion of local anesthesia for cataract surgery for over 50 years. Despite the multiple potential therapeutic applications for hyaluronidase, there are problems with existing and potential animal derived product offerings, including:

  Impurity: Most such commercial enzyme preparations are crude extracts from cattle testes and are typically less than 1-5% pure.
  Prion disease: Cattle testes are an organ with the highest concentration of hyaluronidase, but also with the highest levels of a protein implicated in the development of neurodegenerative disorders associated with prion disease, such as “Mad Cow Disease.”
  Immunogenicity: Hyaluronidases can also be found in bacteria, leeches, certain venoms, and marine organisms. Very few companies are pursuing clinical development of any of these enzymes. Regardless, all such preparations are non-human, and are therefore likely to elicit potent immune reactions, possess endotoxin, or have some of the same defects as slaughterhouse derivations.

There have been successes in replacing animal product derived drugs with human recombinant biologics, as in the case of insulin, Pulmozyme and human growth hormone. Our objective is to execute this recombinant human enzyme replacement strategy by applying our products under development to key markets in multiple therapeutic areas, beginning with in-vitro fertilization (IVF) and ophthalmology.

As an alternative to the existing animal product derived drugs, our proprietary technology, as evidenced by our exclusive license with the University of Connecticut of the patent covering the DNA sequence which encodes human hyaluronidase, may both expand existing markets and create new ones. Gaps in existing hyaluronidase offerings may create demand for our solution, and provide opportunities to capture market share.

Strategy

We are pursuing a recombinant human enzyme replacement strategy to replace animal- derived hyaluronidase enzymes currently on the market. Our objective is to develop and commercialize our first enzyme, recombinant human hyaluronidase (rHuPH20), as a medical device, drug enhancement agent, and therapeutic biologic. Key aspects of our corporate strategy include the following:

  Obtain regulatory approval of our developmental product, Cumulase™ as a medical device;
  If approved, commercialize Cumulase™ through our distributors;
  File an NDA for our developmental product, Enhanze SC™;
  Establish a sales and marketing partnership for Enhanze SC™.

See the “Halozyme’s Plan of Operation for the Next Twelve Months” section within the “Management’s Discussion and Analysis and Plan of Operation” section of this prospectus for a more detailed discussion of our corporate strategy.

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Product Development Programs

We have six product candidates targeting multiple indications in various stages of development. The following table summarizes our lead clinical product and pipeline candidates:

Product	Indication	Development Status

Cumulase™	In-vitro fertilization	Pre-510(k)

Enhanze SC™	Spreading factor for anesthesia	Pre-NDA

Chemophase™	Chemoadjuvant for solid tumors	Pre-clinical

HTI-101	Inflammation, lysosomal storage disorders	Discovery

HTI-201	Inflammation, Oncology	Discovery

HTI-401	Central nervous system trauma and disorders, wound healing	Discovery

Cumulase ™

Cumulase™ is an ex vivo (used outside of the body) formulation of rHuPH20 to replace the bovine enzyme currently used for the preparation of oocytes (eggs) prior to IVF during the process of intracytoplasmic sperm injection (ICSI), in which the enzyme is an essential component. The enzyme strips away the hyaluronic acid that surrounds the oocyte. This allows the clinician to then perform the ICSI procedure, injecting the sperm into the oocyte. The FDA considers hyaluronidase IVF products to be medical devices subject to 510(k) approval, and because a 510(k) approval would not require extensive clinical trials, we have a unique opportunity to potentially bring rHuPH20 technology to market as early as 2004. The total Cumulase™ market consists of an estimated 500,000 intracytoplasmic sperm injection cycles worldwide in 2004 (Source: CDC, 2001; ESHRE, 2002).

Enhanze SC ™

Enhanze SC™ is a local formulation of rHuPH20 to replace Wydase®, Wyeth’s discontinued bovine enzyme previously used for over 50 years as a drug delivery agent to enhance dispersion of local anesthesia for ophthalmic surgery, particularly in cataract surgery. We plan to submit a New Drug Application (NDA) in the first quarter of 2005. The market consists of approximately 6.4 million local anesthesia procedures (or 45% of the 14.2 million total estimated cataract surgery procedures) worldwide in 2004 (Source: Medtech Insight, 2002; Marketscope, 2001; Review of Ophthalmology, 2003). Our NDA may facilitate approval for multiple additional indications, including other types of surgery requiring local anesthesia, such as cosmetic surgery.

Enhanze SC™ may also facilitate the penetration and dispersion of other drugs by temporarily opening flow channels under the skin. Molecules as large as 200 nanometers may pass freely through the perforated extracellular matrix which recovers its normal density within 24 hours, leading to a drug delivery platform which does not permanently alter the architecture of the skin. Halozyme intends to seek partnerships with pharmaceutical companies that market drugs requiring injection via the subcutaneous or intramuscular routes that could benefit from this technology.

Local anesthesia and other small molecule drugs: A natural extension of Enhanze SC™ would be applying this technology, used as a spreading factor for local anesthetics around the eye, to other areas of the body. For example, lidocaine and bupivacaine are administered for most minor surgical operations requiring local anesthesia.

Subcutaneous Fluid Replacement (SFR): Our Enhanze SC™ may also facilitate a procedure known as hypodermoclysis, which allows subcutaneous delivery of fluids up to 1 liter without the need for intravenous access. Importantly, fluid replacement in terminal patients may be achieved without the need for nursing assistance. This was an approved indication of Wydase®. Over 1.1 million SFR infusions are performed per year with hospice patients alone (Source: Company estimates based on National Hospice and Palliative Care Organization data, 2001). However, over 500 million infusion bags are utilized annually in the United States alone, many of which could potentially convert to SFR using Enhanze™ Technology, creating a significant potential market opportunity (Source: B. Braun, 2003).

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Chemophase ™

Enhanze™ Technology may also be utilized in a high unit, intravenous or local formulation to deliver chemotherapy to previously chemorefractory tumors in patients with brain, breast, head and neck, colon, lung, and other malignancies that accumulate hyaluronic acid. Bovine material has shown activity in clinical trials with pediatric brain tumors. We have a material transfer agreement with the research group that ran these trials. The market for cancer biologics, such as Herceptin for breast cancer and Rituxan for Non-Hodgkin’s Lymphoma, was $6.7 billion in 2001 (as reported by Freedonia, 2003).

HTI-101

Our HTI-101 discovery program is focused on the development of new clinical applications for our second patented enzyme. We intend to leverage our knowledge of this family of enzymes to develop new indications for HTI-101 in the fields of inflammation and lysosomal storage diseases.

HTI-201

We have a patented discovery program surrounding another enzyme for use in inflammation and oncology. We intend to leverage our recombinant protein expression capacity to develop this technology.

HTI-401

HTI-401 is a fourth patented enzyme in our portfolio that has unique substrate specificity. We intend to develop manufacturing systems for HTI-401 to explore its use in CNS trauma and wound healing.

Collaborations

We have collaborations underway using our recombinant hyaluronidase technology for gene therapy delivery and for solid tumor chemosensitization. Our research collaboration with the Schering Plough Research Institute involves the testing of rHuPH20 hyaluronidase for enhanced gene therapy delivery. The research collaboration with the Ludwig Boltzmann Institute of Clinical Oncology in Vienna, Austria is exploring the effects of rHuPH20 on the sensitivity of tumor cells to chemotherapeutic agents. These programs are collaborative research programs supplying recombinant enzyme with partners that have expertise in relevant pre-clinical models or have drugs that may benefit from our Enhanze™ Technology programs.

Sales and Marketing

Cumulase ™

Our sales and marketing strategy in the IVF market will consist of a multi-channel approach that targets patients, clinicians, suppliers, and regulators. We will raise public awareness of the current risk of using animal-derived products in IVF applications among industry professionals and the general public through direct contact with target audiences, advertising in trade journals, presentations and booths at conferences and trade shows, mass mailings, Web initiatives, and brand-building efforts such as press releases and other public relations efforts. Direct contact could include communicating with key advocacy groups, meeting with FDA officials, and attending specialty conferences. We anticipate spending as much as $100,000 on these various programs during 2004.

One of the highest impact target audiences will be the Society for Assisted Reproductive Technology (SART), which is the leading organization of professionals dedicated to the practice of assisted reproductive technologies in the United States. The organization includes over 370 members, which represents over 95% of the ART clinics in the nation. We will use efficacy and safety data to recruit key thought leaders and practitioners from this organization to help promote the use of Cumulase™ over existing preparations.

There are approximately eight known suppliers of IVF reagents and media, including micromanipulation media that contain hyaluronidase preparations. All of these suppliers sell animal-derived enzymes, and would benefit greatly from having the opportunity to supply clinics with a human recombinant hyaluronidase. We are seeking to establish non-exclusive distribution agreements with a subset of these suppliers to serve the worldwide marketplace. As of April 19, 2004, we have signed three such worldwide distribution agreements with key suppliers serving this market. The agreements are with MediCult AS, a Denmark-based distributor with strengths in the European market, MidAtlantic Diagnostics, Inc., a New Jersey-based distributor with strengths in the North American market, and Cook Ob/Gyn Incorporated, an Indiana-based distributor with strengths in the worldwide market. These three agreements are non-exclusive distribution agreements, having five year terms with renewal options for an additional two or three years, and granting each of our distributors the right to purchase Cumulase™ from us and resell it to end users.

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Enhanze SC ™

We are seeking to establish a distribution agreement with a potential sales and marketing partner that may include a large, diversified medical products and pharmaceutical company, or a focused global ophthalmics company to help market and sell Enhanze SC™.

Competition

Cumulase ™

A strong clinical selling point for Cumulase™ is that it may eliminate the risk of animal pathogens and toxicity inherent in slaughterhouse preparations. The competing enzymes are of animal origin, creating an opportunity for Halozyme to enter the market with a recombinant human enzyme replacement. The leading IVF suppliers are CooperSurgical, Irvine Scientific, MidAtlantic Diagnostics, and Cook Ob/Gyn (bovine products) in the US, and MediCult (ovine) and Vitrolife (bovine) outside the US.

Enhanze SC ™

Some commercial pharmacies now compound hyaluronidase preparations for institutions and physicians. However, there are several concerns with using an extemporaneously compounded sterile product. Compounded preparations are not FDA-approved products. Some compounding pharmacies do not test every batch of product for drug concentration, sterility, and lack of pyrogens. The American Academy of Ophthalmology therefore recommends that compounded ophthalmic products be used within 30 days of preparation to minimize bacterial overgrowth and drug decomposition. Another manufacturer, ISTA Pharmaceuticals, Inc. (ISTA), is developing ovine derived hyaluronidase (Vitrase™) for intraocular use, and is also being tested for peribulbar block. On May 6, 2004, the FDA approved ISTA’s Vitrase™ for use as a spreading agent, the same indication we plan to seek for Enhanze SC™.

Patents and Proprietary Rights

Our intellectual property portfolio includes six recently issued and four pending composition of matter and utility patents encompassing all four of the clinically relevant human hyaluronidase enzymes. We believe our patent position surrounding recombinant human hyaluronidases and their methods of manufacture is a key barrier to entry. Patent protection from pending applications may extend the life of our intellectual property estate through 2024.

Development and Manufacturing

We have signed an agreement with Avid Bioservices, Inc. (“Avid”), a contract manufacturing organization, to produce bulk recombinant enzyme product for clinical use. Avid will manufacturer will produce the active pharmaceutical ingredient under commercial good manufacturing practices for commercial scale validation and will provide support for chemistry, manufacturing and controls sections for FDA regulatory filings. The value of the contract is approximately $1,500,000 and is payable as milestones are achieved over the term of the contract in 2004. We have not established and may not be able to establish arrangements with additional manufacturers for these ingredients or products should the existing supplies become unavailable or in the event that Avid is unable to adequately perform its responsibilities. Difficulties in our relationship with Avid or delays or interruptions in their supply of its requirements could limit or stop its ability to provide sufficient quantities of our products, on a timely basis, for clinical trials and, if our products are approved, could limit or stop commercial sales, which would have a material adverse effect on our business and financial condition.

Employees

At May 31, 2004, we had 14 full-time employees. Nine of our employees are involved in research and clinical development activities. Five employees hold Ph.D. or M.D. degrees. We anticipate hiring five to ten additional employees by the end of 2004.

Property

Our administrative offices and research facilities are located in San Diego, California. We lease approximately 5,700 square feet of office space for approximately $11,500 per month. The lease term expires on June 30, 2005. We believe the space is adequate for our immediate needs. Additional space may be required as we expand our research and development activities. We do not foresee any significant difficulties in obtaining any required additional facilities.

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DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Jonathan E. Lim, MD (32), President & Chief Executive Officer and Chairman of the Board. Dr. Lim joined Halozyme in 2003. From 2001 to 2003, Dr. Lim was a management consultant at McKinsey & Company, where he specialized in the health care industry, serving a wide range of start-ups to Fortune 500 companies in the biopharmaceutical, medical products, and payor/provider segments. From 1999 to 2001, Dr. Lim was a recipient of a National Institutes of Health Postdoctoral Fellowship, during which time he conducted clinical outcomes research at Harvard Medical School. He has published articles in peer-reviewed medical journals such as the Annals of Surgery and the Journal of Refractive Surgery. Dr. Lim’s prior experience also includes two years of clinical training in general surgery at the New York Hospital-Cornell Medical Center and Memorial Sloan-Kettering Cancer Center; Founder and President of a seed-stage health care company; Founding Editor-in-Chief of the McGill Journal of Medicine; and basic science and clinical research at the Salk Institute for Biological Studies and Massachusetts Eye and Ear Infirmary. Dr. Lim is currently a California-licensed physician and member of the strategic planning committee of the American Medical Association. He earned his BS with honors and MS degrees in molecular biology from Stanford University, his MD degree from McGill University, and his MPH degree in health care management from Harvard University.

Gregory I. Frost, PhD (32), Vice President & Chief Scientific Officer and Director. Dr. Frost joined Halozyme in 1999 and has spent more than ten years researching the hyaluronidase family of enzymes. From 1998 to 1999, he was a Senior Research Scientist at the Sidney Kimmel Cancer Center (SKCC), where he focused much of his work developing the hyaluronidase technology. Prior to SKCC, his research in the Department of Pathology at the University of California, San Francisco, led directly to the purification, cloning, and characterization of the human hyaluronidase gene family, and the discovery of several metabolic disorders. He has authored 13 scientific peer-reviewed and invited articles in the Hyaluronidase field and is an inventor on numerous patents. Frost’s prior experience includes serv ing as a scientific consultant to a number of biopharmaceutical companies, including Q-Med (SE), Biophausia AB (SE), and Active Biotech (SE). Dr. Frost is registered to practice before the US Patent Trademark Office, and earned his BA in biochemistry and molecular biology from the University of California, Santa Cruz, and his PhD in the department of Pathology at the University of California, San Francisco, where he was an ARCS-Scholar.

David A. Ramsay, MBA (39), Vice President & Chief Financial Officer. Mr. Ramsay joined Halozyme in 2003 and brings 17 years of corporate financial experience spanning several industries. From 2000 to 2003, he was Vice President, Chief Financial Officer of Lathian Systems, a provider of technology-based sales solutions for the life sciences industry. Prior to Lathian, Mr. Ramsay was the Vice President, Treasurer of ICN Pharmaceuticals, a multinational, specialty pharmaceutical company. Mr. Ramsay joined ICN in 1998 from ARCO, where he spent four years in various financial roles, most recently serving as Manager of Financial Planning & Analysis for the company’s 1,700-station West Coast Retail Marketing Network. Prior to ARCO, he served as Vice President, Controller for Securi ty Pacific Asian Bank, a subsidiary of Security Pacific Corporation. He began his career as a Senior Auditor (CPA) at Deloitte & Touche after graduating from the University of California, Berkeley with a BS degree in Business Administration. Mr. Ramsay earned his MBA degree with a dual major in Finance and Strategic Management from The Wharton School at the University of Pennsylvania.

Don A. Kennard (57), Vice President of Regulatory Affairs & Quality Assurance. Mr. Kennard joined Halozyme in 2004 and brings to Halozyme nearly 30 years of professional senior management experience in the fields of regulatory affairs (RA), clinical programs, and quality assurance (QA). He has worked directly with the U.S. Food and Drug Administration (FDA), as well as regulatory authorities of various foreign ministries of health, to secure registration, authorize commercialization, and successfully implement quality programs, for a broad range and extensive number of product approvals across pharmaceuticals, biologics, medical devices, and diagnostics. Prior to Halozyme, Mr. Kennard was Vice President of Worldwide RA/QA at Quidel, Inc., a manufacturer of diagnostic products, where he led the RA/Q A and Clinical functions, while also establishing a Quality System CE marking program that enabled Quidel to expand and sustain sales in the EU. From 1991 to 2001, he was Vice President of RA/QA/R&D for Nobel Biocare, Inc. and Steri-Oss (acquired by Nobel Biocare), where he directed all regulatory affairs, quality assurance, clinical trials, and R&D activities. From 1981 to 1991, Mr. Kennard was Director of RA/QA at Allergan, Inc., where he directed regulatory affairs, quality assurance and quality control in the development and manufacture of prescription and OTC ophthalmic and dermatological drugs, injectable drugs, biotechnology products, and ophthalmic products. Prior to Allergan, he was Director of Quality Control at B. Braun. Mr. Kennard holds a BS degree in Microbiology and a Regulatory Affairs Certificate.

21

Carolyn M. Rynard, PhD (48), Vice President of Product Development & Manufacturing. Dr. Rynard joined Halozyme in 2003. Dr. Rynard’s career in drug development spans 20 years in the pharmaceutical and biotech industries. Her broad experience includes project management, formulation, manufacturing, clinical supplies, validation, medical devices, and quality systems. From 2001 to 2003, Dr. Rynard was Vice President of Product Development at Medinox, Inc., where she was directly responsible for Medinox’s Chemistry, Manufacturing, and Control, formulation, analytical methods, and specification development. From 1994 to 2001, she worked for Amylin Pharmaceuticals, Inc., a San Diego, California-based pharmaceutical company where she held various positions of increasing responsibility, serving most recently as Senior Director of Product Development. At Amylin, Dr. Rynard managed seven functional areas and wrote CMC sections for US NDAs and investigational new drug applications; European marketing authorization applications and clinical trial exemptions; as well as device 510(k) and CE mark technical files. Prior to joining Amylin, Dr. Rynard held various R&D positions at Baxter Healthcare and at Du Pont. Dr. Rynard earned her BSc degree in Chemistry and Biochemistry from the University of Toronto, and her PhD in Physical and Organic Chemistry from Stanford University.

Mark S. Wilson, MBA (43), Vice President of Business Development. Mr. Wilson joined Halozyme in 2003 and has spent more than 15 years in the biotechnology/pharmaceutical industry, having most recently served as Founder and CEO of Biophysica Science, Inc. and Director of Strategic External Alliance Management at Pfizer Global R&D – La Jolla from 2001 to 2003. From 1996 to 2001, Mr. Wilson was Associate Director of Materials at Agouron Pharmaceuticals, Inc., where he identified and negotiated international supply agreements in excess of $120 million annually and served as Materials Manager for the launch of Viracept®. From 1991 to 1996, Mr. Wilson was an Associate Director at Gensia Laboratories, Ltd., where he directed a wide range of business operations. Prior experience al so includes various management and operational roles at Hybritech, Ferro Corporation, and TRW, Inc. Mr. Wilson earned his BS degree in engineering from the University of California, Berkeley, and his MBA degree at the Anderson Graduate School of Management at the University of California, Los Angeles.

John S. Patton, PhD (56), Director. Dr. Patton is co-Founder and Vice President, Research of Nektar Therapeutics (formerly Inhale Therapeutic Systems) and has served as Chief Scientific Officer since November 2001 and as a director since July 1990. He is an expert in the delivery of peptides and proteins. Before co-founding Inhale, Dr. Patton led the drug delivery group at Genentech, Inc., where he demonstrated the feasibility of systemic delivery of large molecules through the lungs. Prior to joining Genentech, Inc., he was a tenured professor at the University of Georgia. He has published a wide range of articles and has presented his work in national and international arenas. Dr. Patton received his Ph.D. in Biology from the University of California, San Diego, and held post-doctoral positions in biomedicine at Harvard Medical School and the University of Lund in Sweden. Dr. Patton chairs the Scientific and Clinical Advisory Board of Halozyme.

Robert Engler, MD (59), Director. Dr. Engler spent his career as a Cardiologist at the Veterans Affairs Medical Center and the University of California, San Diego, where he retired as Professor Emeritus in 2001. While at the VA Center, Dr. Engler served as Associate Chief of Staff and Chief of Research and was an attending physician, in addition to running an active cardiovascular research laboratory. His research and clinical work led to the founding of two successful biotechnology companies: Gensia, Inc., and Collateral Therapeutics, Inc. He also founded and served as President of the Veterans Medical Research Foundation. Dr. Engler graduated from Georgetown Medical School.

Kenneth Kelley, MBA (45), Director. Mr. Kelley brings over 20 years of entrepreneurial, venture capital, operational and technical biotechnology experience to Halozyme. Previously, he was a General Partner at Latterell Venture Partners, where he made investments in early stage biotechnology and medical device startups. Mr. Kelley founded IntraBiotics Pharmaceuticals and over eight years served as CEO, Director and Chairman. Earlier, Mr. Kelly was an Associate at Institutional Venture Partners (IVP), where he participated in the financing of 20 biotech and medical companies resulting in 15 IPO's. Prior to IVP, he was a consultant for McKinsey & Company and a scienti st at Integrated Genetics (acquired by Genzyme). He has an MBA from Stanford and a BA in biochemical sciences from Harvard.

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EXECUTIVE COMPENSATION

The following table summarizes the annual compensation paid to Halozyme’s named executive officers for the two years ended December 31, 2003 and 2002:

Name and Position	Year	Annual Comp Salary	Long-Term Compensation Awards – Securities Underlying Stock Options

Jonathan Lim, President, CEO, Director (1)	2003	66,667	2,471,201
Gregory Frost, VP, CSO, Director (2)	2003	92,500	1,235,601
	2002	43,333	—
David Ramsay, VP, CFO, Secretary (3)	2003	12,240	741,360
Mark Wilson, VP (4)	2003	36,674	494,240
Carolyn Rynard, VP (5)	2003	17,660	494,240

(1)   Dr. Lim joined Halozyme in May, 2003. His annualized salary for 2003 was $100,000.
(2)   Dr. Frost joined Halozyme in March, 1999.
(3)   Mr. Ramsay joined Halozyme in November, 2003. His annualized salary for 2003 was $95,000.
(4)   Mr. Wilson joined Halozyme in June, 2003. His annualized salary for 2003 was $95,000.
(5)   Ms. Rynard joined Halozyme in October, 2003. Her annualized salary for 2003 was $95,000.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mitch Keeler, our former president and director prior to the Merger with Halozyme, provided office space to us for operations at no charge. Our financial statements for the years ended 2003 and 2002 reflect the fair market value of such office space as occupancy costs, which is approximately $195 per month. The amount of occupancy costs has been included in the financial statements as an additional capital contribution by Mr. Keeler. Additionally, Mr. Keeler owns a yacht which was used for our charter services prior to the Merger with Halozyme. Mr. Keeler did not expect to be paid or reimbursed for providing the use of his yacht and for providing the office facilities, nor has he demanded such reimbursement.

Option grants in last fiscal year. The following table sets forth each grant of stock options made during the fiscal year ended December 31, 2003, to each of the named executive officers:

Name	Number of Securities Underling Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise Price	Expiration Date	Potential Realizable Value Assumed Annual Rates Stock Price Appreciation for Option Term ($)(1)

Jonathan Lim, MD (2)	2,471,201	38.1%	$ 0.39	11/11/13	1,569,877	2,499,767
Gregory Frost, PhD (3)	1,235,601	19.1%	$ 0.43	11/11/13	865,445	1,378,077
David Ramsay (4)	741,360	11.4%	$ 0.39	11/11/13	470,963	749,930
Mark Wilson (5)	494,240	7.6%	$ 0.39	11/11/13	313,975	499,953
Carolyn Rynard, PhD (6)	494,240	7.6%	$ 0.39	11/11/13	313,975	499,953

(1)   The potential realizable value at 5% and 10% annual rates of stock price appreciation for each person is based on the market price of the underlying shares of common stock on the date each option was granted.
(2)   25% of the options vested on November 11, 2003, 25% vest on May 3, 2004, 25% vest on May 2, 2005 and 25% vest on May 1, 2006.
(3)   25% of the options vest on May 3, 2004, with 1/48 of the shares vesting monthly thereafter.
(4)   25% of the options vest on November 9, 2004, with 1/48 of the shares vesting monthly thereafter.
(5)   25% of the options vest on June 8, 2004, with 1/48 of the shares vesting monthly thereafter.
(6)   25% of the options vest on October 19, 2004, with 1/48 of the shares vesting monthly thereafter.

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Option exercises in Last Fiscal Year and Fiscal Year End Option Values. The following table sets forth the information with respect to stock option exercises during the year ended December 31, 2003, by the named executive officers, and the number and value of securities underlying unexercised options held by named executive officers at December 31, 2003.

	Shares Acquired Upon Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2003 (#)		Value of Unexercised In-the-MoneyOptions at December 31, 2003 ($)(1)

Name			Exercisable	Unexercisable	Exercisable	Unexercisable

Jonathan Lim, MD	256,410	—	—	2,214,791	—	—

Gregory Frost, PhD	—	—	—	1,235,601	—	—

David Ramsay	—	—	—	741,360	—	—

Mark Wilson	—	—	—	494,240	—	—

Carolyn Rynard, PhD	—	—	—	494,240	—	—

(1)   The price of Halozyme’s common stock at fiscal year end minus the exercise price. The fair market value of Halozyme’s common stock at the close of business on December 31, 2003 was $0.39.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock by each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, each of our directors and named executive officers, and all of our directors and executive officers as a group as of May 31, 2004.

Name/Address of Beneficial Owner	Amount of Owner	Percent of Class

Gregory Frost (1) 11588 Sorrento Valley Road, Suite 17 San Diego, CA 92121	3,584,990	9.00%

Jonathan Lim (2) 11588 Sorrento Valley Road, Suite 17 San Diego, CA 92121	1,493,620	3.69%

David Ramsay (3) 11588 Sorrento Valley Road, Suite 17 San Diego, CA 92121	256,410	0.65%

Mark Wilson (4) 11588 Sorrento Valley Road, Suite 17 San Diego, CA 92121	194,162	0.49%

Robert Engler (5) 11588 Sorrento Valley Road, Suite 17 San Diego, CA 92121	8,333	0.02%

Kenneth Kelley (6) 11588 Sorrento Valley Road, Suite 17 San Diego, CA 92121	8,333	0.02%

John Patton (7) 11588 Sorrento Valley Road, Suite 17 San Diego, CA 92121	447,471	1.13%

Elliot Feuerstein (8) 8294 Mira Mesa Blvd San Diego, CA 92126	3,504,373	8.86%

Börgstrom Family Trusts (9) c/o Ira Lechner 19811 4th Place Escondido, CA 92029	2,710,474	6.88%

Peter Geddes (10) 333 South Beverly Drive, Suite 208 Beverly Hills, CA 90212	2,645,376	6.60%

Jonathan Spanier (11) 333 South Beverly Drive, Suite 208 Beverly Hills, CA 90212	2,800,270	7.01%

Jesse Grossman (12) 333 South Beverly Drive, Suite 208 Beverly Hills, CA 90212	2,563,571	6.42%

Richard P. Genovese (13) Chateau Perigord II, 6 Lacets, Saint Leon, Bloc F, Etage II, Apt. OF112 Monte Carlo, Monaco 9800	2,478,825	6.16%

All officers and directors as a group (14)	5,993,319	15.02%

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Beneficial ownership is determined in accordance with the Rule 13d-3(a) of the Exchange Act, and generally includes voting or investment power with respect to securities. Except as subject to community property laws, where applicable, the person named above has sole voting and investment power with respect to all shares of Halozyme’s common stock shown as beneficially owned by him.

(1)
Includes 2,953,779 shares and warrants to purchase 32,771 shares held in the name of Dr. Frost; and 190,072 shares and warrants to purchase 22,241 shares held in the name of the Frost Family Trust. Also includes 386,127 shares issuable upon exercise of options exercisable within 60 days, of which are held in Dr. Frost’s name.

(2)
Includes 484,497 shares and warrants to purchase 26,690 shares held in the name of Dr. Lim. Also includes 982,433 shares issuable upon exercise of options exercisable within 60 days, of which are held in Dr. Lim’s name.

(3)	Includes 256,410 shares in the name of Mr. Ramsay, which are subject to the Company’s right of repurchase until such shares are vested
(4)	Includes 50,000 shares held in the name of Mr. Wilson. Also includes 144,162 shares issuable upon exercise of options exercisable within 60 days, of which are held in Mr. Wilson’s name.
(5)	Includes 8,333 shares issuable upon exercise of options exercisable within 60 days, of which are held in Mr. Engler’s name.
(6)	Includes 8,333 shares issuable upon exercise of options exercisable within 60 days, of which are held in Mr. Kelley’s name.
(7)
Includes 83,051 shares held in the name of Dr. Patton; 232,830 shares and warrants to purchase 31,590 shares held in the name of the John and Jamie Patton Trust. Also includes 100,000 shares issuable upon exercise of options exercisable within 60 days, of which are held in Dr. Patton’s name.

(8)
Includes 3,256,872 shares and warrants to purchase 120,556 shares held in the name of Mr. Feuerstein; and 116,415 shares and warrants to purchase 10,530  shares held in the name of the Elliot Feuerstein Trust.

(9)
Includes 2,426,158 shares held in the name of the Börgstrom Family Trust; 94,772 shares held in the name of Eva Börgstrom for the benefit of Nils Peter Börgstrom; 94,772 shares held in the name of Bengt Jonas Börgstrom; and 94,772 shares held in the name of Per Henrik Börgstrom.

(10)
Includes 1,705,951 shares and warrants to purchase 731,091 shares, 140,000 shares and warrants to purchase 50,000 shares held in the name of Peter Geddes under custodial accounts for the benefit of minors; and 11,667 shares and warrants to purchase 6,667 shares held in the name of Grove Capital, LLC in which Peter Geddes is a member. Peter Geddes may be deemed a beneficial owner of the shares held in the name of Grove Capital, LLC; however, he disclaims beneficial ownership except to the extent of his pecuniary interest therein

(11)
Includes 1,390,257 shares and warrants to purchase 655,219 shares; 474,890 shares and warrants to purchase 211,570 shares held in the name of the Jonathan Spanier IRA Account; 50,000 shares held in the name of Jonathan Spanier under a custodial account for the benefit of a minor; and 11,667 shares and warrants to purchase 6,667 shares held in the name of Grove Capital, LLC in which Jonathan Spanier and the Jonathan Spanier IRA Account are members. Each of Jonathan  Spanier and the Jonathan Spanier IRA Account may be deemed beneficial owners of the shares held in the name of Grove Capital, LLC; however, each disclaims  beneficial ownership except to the extent of their pecuniary interest therein.

(12)
Includes 1,231,558 shares and warrants to purchase 627,219 shares; 474,890 shares and warrants to purchase 211,570 shares held by the Jesse Grossman Accountancy Corporation Retirement Trust; and 11,667 shares and warrants to purchase 6,667 shares held in the name of Grove Capital, LLC in which Jesse  Grossman and the Jesse Grossman Accountancy Corporation Retirement Trust are members. Each of Jesse Grossman and the Jesse Grossman Accountancy Corporation Retirement Trust may be deemed beneficial owners of the shares held in the name of Grove Capital, LLC; however, each disclaims beneficial  ownership except to the extent of their pecuniary interest therein.

(13)	Includes 1,642,431 shares and warrants to purchase 836,394 shares held in the name of Mr. Genovese.
(14)	See Notes 1, 2, 3, 4, 5, 6 and 7. Includes 1,629,388 shares issuable upon exercise of options exercisable within 60 days.

25

SELLING SECURITY HOLDERS

The shares are being offered by certain selling security holders. The selling security holders may from time to time offer and sell pursuant to this prospectus up to an aggregate of 29,508,664 shares of our common shares now owned by them or issuable to them upon the exercise of warrants. The selling security holders may, from time to time, offer and sell any or all of the shares that are registered under this prospectus. Because the selling security holders are not obligated to sell their shares, and because the selling security holders may also acquire publicly traded shares of our common stock, we cannot estimate how many shares the selling security holders will own after the offering.

Except for Mark Wilson, who currently serves as our Vice President of Business Development, none of the selling security holders has ever held an office, been a director or have had any other material relationship with Global, Halozyme or its predecessor.

Pursuant to the stock purchase agreements with the selling security holders, all expenses incurred with respect to the registration of the common stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by them in connection with the sale of such shares.

The following table sets forth, with respect to the selling security holders: (i) the number of shares of common stock beneficially owned as of May 18, 2004 and prior to the offering contemplated hereby, and (ii) the percentage of shares of common stock beneficially owned as of May 18, 2004.

Security Holders	Shares of Common Stock Being Registered	Shares of Common Stock Issuable Upon Exercise of Warrants	Total Shares of Common Stock Equivalents Being Registered	Shares of Common Stock Beneficially Owned But NOT Being Registered	Total Shares of Common Stock Beneficially Owned	Total Beneficial Ownership%

Adam K. Stern	40,000	20,000	60,000	—	60,000	0.15%

Anthony Salandra	68,798	61,298	130,096	—	130,096	0.33%

Arianna Sheree Lynch	2,407	—	2,407	—	2,407	0.01%

Asia Pacific Imports	50,000	25,000	75,000	—	75,000	0.19%

Autry Qualified Interest Trust	200,000	100,000	300,000	—	300,000	0.76%

Baybridge Capital Corp.	512,349	187,425	699,774	—	699,774	1.77%

BioGrowth, Inc.	512,349	187,425	699,774	—	699,774	1.77%

Bonanza Master Fund, LTD	600,000	300,000	900,000	—	900,000	2.27%

Brean Murray and Co. Inc.	50,000	364,284	414,284	—	414,284	1.04%

Cal—Fed Bank Custodian for Jonathan Spanier IRA	474,890	211,570	686,460	—	686,460	1.73%

Cantonal Corporation	300,001	150,000	450,001	45,000	495,001	1.25%

Centrum Bank AG	200,000	100,000	300,000	—	300,000	0.76%

Cimarron Biomedical Investors	200,000	100,000	300,000	—	300,000	0.76%

Cindy Ullman	5,000	2,500	7,500	—	7,500	0.02%

Colleen Paffie	8,800	—	8,800	—	8,800	0.02%

Curtis Leahy	405,000	—	405,000	—	405,000	1.03%

Darren Blanton	562,788	442,788	1,005,576	—	1,005,576	2.52%

David Hochman	10,000	5,000	15,000	—	15,000	0.04%

Dr. Donald Cramer	2,500	1,250	3,750	—	3,750	0.01%

Dr. Leonard Makowka	10,000	5,000	15,000	—	15,000	0.04%

Equine Consultants Ltd.	107,500	—	107,500	—	107,500	0.27%

Erietta Papakosta	100,000	50,000	150,000	—	150,000	0.38%

Forest Hill Select Fund, LP	320,000	160,000	480,000	—	480,000	1.21%

Franklin H. Nyi	80,000	40,000	120,000	—	120,000	0.30%

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Security Holders	Shares of Common Stock Being Registered	Shares of Common Stock Issuable Upon Exercise of Warrants	Total Shares of Common Stock Equivalents Being Registered	Shares of Common Stock Beneficially Owned But NOT Being Registered	Total Shares of Common Stock Beneficially Owned	Total Beneficial Ownership%

Garfield Associates, LLC	20,000	10,000	30,000	—	30,000	0.08%

Gene Salkind, MD	160,000	80,000	240,000	150,000	390,000	0.99%

Gibralt Capital Corporation	400,000	200,000	600,000	—	600,000	1.51%

Grant Bettingen, Inc.	123,703	—	123,703	—	123,703	0.31%

Grove Capital, LLC	35,000	20,000	55,000	—	55,000	0.14%

Harvest International	107,596	107,596	215,192	—	215,192	0.54%

Harvey Anderson	53,798	53,798	107,596	—	107,596	0.27%

Harvey Grossman	8,800	—	8,800	—	8,800	0.02%

Henri Talerman	80,000	40,000	120,000	—	120,000	0.30%

Hyde Family Trust	80,000	40,000	120,000	—	120,000	0.30%

Jacqueline Autry	40,000	20,000	60,000	—	60,000	0.15%

Janelle Noelle Lynch	2,407	—	2,407	—	2,407	0.01%

Jeffrey Geddes	8,800	—	8,800	—	8,800	0.02%

Jerome Morgan	8,800	4,400	13,200	—	13,200	0.03%

Jesse Grossman	1,231,558	627,219	1,858,777	—	1,858,777	4.64%

Jesse Grossman Accountancy Corp. Retirement Trust	474,890	211,570	686,460	—	686,460	1.73%

John Paul DeJoria	80,000	40,000	120,000	—	120,000	0.30%

John S. Lemak	80,000	40,000	120,000	—	120,000	0.30%

Jonathan Spanier	1,197,757	655,219	1,852,976	—	1,852,976	4.62%

Jonathan Spanier Custodian for Esme Spanier under CUTMA, age 21	50,000	—	50,000	—	50,000	0.13%

Keith Granirer	7,500	3,750	11,250	—	11,250	0.03%

Ken Rickel	445,192	330,192	775,384	—	775,384	1.95%

Ken Y. Leung	80,000	40,000	120,000	—	120,000	0.30%

Kerry McVey	107,596	107,596	215,192	—	215,192	0.54%

Kimberly Craig—Woodworth	20,000	10,000	30,000	—	30,000	0.08%

Kingsbridge Capital	150,000	75,000	225,000	—	225,000	0.57%

Laura Stone	8,800	4,400	13,200	1,315	14,515	0.04%

Lawrence Diamant	3,500	1,750	5,250	—	5,250	0.01%

Lincoln Associates, LLC	20,000	10,000	30,000	—	30,000	0.08%

Linda May Stone	40,000	20,000	60,000	100	60,100	0.15%

Lore E. Stone	24,000	12,000	36,000	—	36,000	0.09%

Louis F. Burke PC Retirement Trust	20,000	10,000	30,000	—	30,000	0.08%

Louis Spanier	25,000	—	25,000	—	25,000	0.06%

Marc Rose	208,000	104,000	312,000	—	312,000	0.79%

Mark Emalfarb Custodian for Ashley Emalfarb	8,000	4,000	12,000	—	12,000	0.03%

Mark Emalfarb Custodian for Hailey Emalfarb	8,000	4,000	12,000	—	12,000	0.03%

Mark Wilson	50,000	—	50,000	—	50,000	0.13%

Matthew Markin	80,000	40,000	120,000	18,500	138,500	0.35%

Michael P. Marcus	80,000	40,000	120,000	—	120,000	0.30%

Michael Stone	577,394	369,394	946,788	—	946,788	2.38%

Nadine Smith	319,193	209,596	528,789	—	528,789	1.33%

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Security Holders	Shares of Common Stock Being Registered	Shares of Common Stock Issuable Upon Exercise of Warrants	Total Shares of Common Stock Equivalents Being Registered	Shares of Common Stock Beneficially Owned But NOT Being Registered	Total Shares of Common Stock Beneficially Owned	Total Beneficial Ownership%

Odyssey Holdings Ltd.	512,349	187,425	699,774	—	699,774	1.77%

Patricia Fox	8,800	—	8,800	—	8,800	0.02%

Paul Geddes	8,800	—	8,800	—	8,800	0.02%

Paul Rosenberg	53,798	53,798	107,596	—	107,596	0.27%

Paula Rubino	8,800	—	8,800	—	8,800	0.02%

Peter Geddes	1,567,451	731,091	2,298,542	85,500	2,384,042	5.94%

Peter Geddes Custodian for Avery Geddes under CUTMA, age 21	20,000	—	20,000	—	20,000	0.05%

Peter Geddes Custodian for Campbell Geddes under CUTMA, age 21	50,000	25,000	75,000	—	75,000	0.19%

Peter Geddes Custodian for Lily Geddes under CUTMA, age 21	50,000	25,000	75,000	—	75,000	0.19%

Peter Geddes Custodian for Zachary Geddes under CUTMA, age 21	20,000	—	20,000	—	20,000	0.05%

Peter Graffman	75,000	12,500	87,500	—	87,500	0.22%

Peter Kosa	100,000	50,000	150,000	—	150,000	0.38%

Ram Trading, Ltd.	1,000,000	500,000	1,500,000	—	1,500,000	3.76%

Richard Genovese	1,242,404	836,394	2,078,798	400,027	2,478,825	6.16%

Roth Capital	—	300,000	300,000	—	300,000	0.76%

Sandor Capital Master Fund, L.P.	250,000	125,000	375,000	—	375,000	0.95%

Sandy Geddes	8,800	—	8,800	—	8,800	0.02%

Sean Fitzpatrick	25,000	12,500	37,500	—	37,500	0.10%

Shai Z. Stern	120,000	60,000	180,000	50,000	230,000	0.58%

Spectrum Advisors, Ltd.	332,596	157,596	490,192	3,000	493,192	1.25%

Stephanie Spanier	50,000	—	50,000	—	50,000	0.13%

Steven S. Vender	45,000	22,500	67,500	5,000	72,500	0.18%

TBG America Inc.	80,000	40,000	120,000	—	120,000	0.30%

The Ward Family Foundation	120,000	60,000	180,000	—	180,000	0.46%

University Finance, Inc.	889,033	725,406	1,614,439	—	1,614,439	4.02%

Vertical Ventures, LLC	200,000	100,000	300,000	—	300,000	0.76%

Vitel Ventures Corp.	657,426	328,713	986,139	32,248	1,018,387	2.56%

Whitney & Clarkia Wilson Trust	50,000	—	50,000	50,000	100,000	0.25%

William F. Miller III	113,798	30,000	143,798	—	143,798	0.36%

Winnie Huang	40,000	20,000	60,000	—	60,000	0.15%

Total	19,046,721	10,461,943	29,508,664	840,690	30,349,354	76.21%

28

PLAN OF DISTRIBUTION

The selling security holders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell all or any part of their shares of common stock offered hereby on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
  an exchange distribution in accordance with the rules of the applicable exchange;
  privately negotiated transactions;
  short sales;
  broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;
  a combination of any such methods of sale; and
  any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus. The selling security holders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities, and may sell or deliver shares in connection with these trades. The selling security holders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling security holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any selling security holders that are broker-dealers or broker-dealer affiliates will be deemed to be “underwriters” within the meaning of the Securities Act in connection with any sales of the shares by them. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Because selling security holders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling security holders will be subject to the prospectus delivery requirements of the Securities Act and the rules promulgated thereunder. We have informed the selling security holders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

We are required to pay all fees and expenses (excluding selling expenses) incident to the registration of the shares being registered herein, including fees and disbursements of counsel to the selling security holders. We have agreed to indemnify certain of the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

After being notified by a selling security holder that any material arrangement has been entered into with a broker-dealer or underwriter for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker, dealer or underwriter, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling security holder and of the participating broker-dealer(s) or underwriter(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s) or underwriter(s), where applicable, (v) that such broker-dealer(s) or underwriter(s) did not conduct any investigation to verify the information set out or incorp orated by reference in this prospectus and (vi) other facts material to the transaction. Individuals and entities who receive shares from the selling security holders as a gift or in connection with a pledge may sell up to 500 of such shares pursuant to this prospectus.

29

DESCRIPTION OF SECURITIES

Pursuant to our Articles of Incorporation, as amended, we are authorized to issue 100,000,000 shares of common stock, par value $0.001 per share, and 20,000,000 shares of preferred stock, par value $0.001 per share.

Each stockholder of our common stock is entitled to a pro rata share of cash distributions made to stockholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors from funds legally available therefor. Cash dividends are at the sole discretion of our Board of Directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for di stribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock. As of March 31, 2004, there were approximately 120 record holders of common stock and 39,421,906 outstanding shares of common stock.

Dividend Policy. We have never declared or paid a cash dividend on our capital stock. We do not expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our board of directors and subject to any restrictions that may be imposed by our lenders.

Transfer Agent. The Corporate Stock Transfer Company acts as our transfer agent and registrar.

LEGAL PROCEEDINGS

Halozyme currently is not a party to any legal proceedings, the adverse outcome of which, in management’s opinion, individually or in the aggregate, would have a material adverse effect on our results of operations or financial position. From time to time, Halozyme may be involved in litigation relating to claims arising out of its operations in the normal course of business.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus, as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock, was hired on a contingent basis, will receive a direct or indirect interest in Halozyme or any of its subsidiaries or was a promoter, underwriter, voting trustee, director, officer, or employee of Halozyme.

Cacciamatta Accountancy Corporation, independent auditors, have audited our financial statements as of and for the years ended December 31, 2003 and 2002, as set forth in their report and included in this prospectus. The financial statements are included in reliance on such reports given upon the authority of Cacciamatta Accountancy Corporation as experts in accounting and auditing.

The validity of the issuance of the shares of common stock offered hereby and certain other legal matters in connection herewith have been passed upon for us by Hale Lane Peek Dennison & Howard.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified by the Bylaws and the Articles of Incorporation of Halozyme to the fullest extent permitted by the Nevada Revised Statutes. Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to such directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by Halozyme of expenses incurred or paid by such director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Halozyme will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

30

FINANCIAL STATEMENTS

See the Consolidated Financial Statements beginning on page F-1, “Index to Consolidated Financial Statements.”

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On March 12, 2004, our Board of Directors voted to replace Hall & Company, certified public accountants (“Hall”) and to retain Cacciamatta Accountancy Corporation (“Cacciamatta”) as our principal accountant.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, please refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement and these statements are qualified in their entirety by refere nce to the contract or document.

The registration statement, including all exhibits, may be inspected without charge at the SEC’s Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549, and at the SEC’s regional offices located at the Woolworth Building, 233 Broadway, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials may also be obtained from the SEC’s Public Reference at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549, upon the payment of prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering, Analysis and Retrieval system, and is publicly available t hrough the SEC’s Website located at http://www.sec.gov.

31

HALOZYME THERAPEUTICS, INC.
(Formerly GLOBAL YACHT SERVICES, INC.)
CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003

CONTENTS

PAGE

Consolidated Financial Statements

Independent Auditor’s Report	F-2

Consolidated Balance Sheet	F-3

Consolidated Statements of Operations	F-4

Consolidated Statements of Stockholders’ Equity	F-5

Consolidated Statements of Cash Flows	F-6

Notes to Consolidated Financial Statements	F-7 - F-12

DELIATROPH PHARMACEUTICALS, INC.
(A Development Stage Company)
FINANCIAL STATEMENTS
DECEMBER 31, 2003

CONTENTS

PAGE

Financial Statements

Independent Auditor’s Report	F-13

Balance Sheets	F-14

Statements of Operations	F-15

Statements of Shareholders’ Equity	F-16

Statements of Cash Flows	F-17

Notes to Financial Statements	F-18 - F-26

HALOZYME THERAPEUTICS, INC.
(Formerly GLOBAL YACHT SERVICES, INC.)
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED FINANCIAL STATEMENTS - UNAUDITED
MARCH 31, 2004

CONTENTS

PAGE

Consolidated Financial Statements

Consolidated Balance Sheet	F-27

Consolidated Statements of Operations	F-28

Consolidated Statements of Cash Flows	F-29

Notes to Consolidated Financial Statements	F-30 - F-32

F-1

HALOZYME THERAPEUTICS, INC.
(Formerly GLOBAL YACHT SERVICES, INC.)
Consolidated Financial Statements
December 31, 2003

The Board of Directors and Shareholders
Halozyme Therapeutics, Inc. (Formerly Global Yacht Services, Inc.)

We have audited the accompanying balance sheet of Halozyme Therapeutics, Inc. (Formerly Global Yacht Services, Inc.), a Nevada corporation, as of December 31, 2003, and the related statements of operations, shareholders’ equity and cash flows for the years ended December 31, 2003 and 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Halozyme Therapeutics, Inc. as of December 31, 2003, and the results of its operations and its cash flows for the years ended December 31, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America.

CACCIAMATTA ACCOUNTANCY CORPORATION
Irvine, CA
March 23, 2004

F-2

HALOZYME THERAPEUTICS, INC. (Formerly GLOBAL YACHT SERVICES, INC.)
CONSOLIDATED BALANCE SHEET
YEAR ENDED DECEMBER 31, 2003

2003
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$47,517
Total Current Assets	47,517

Total Assets	$47,517

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$32,701
Accrued expenses	4,752
Total Current Liabilities	37,453

COMMITMENTS AND CONTINGENCIES	—

STOCKHOLDERS' EQUITY:
Common stock, $0.001 par value;
Authorized shares -- 50,000,000
Issued and outstanding shares -- 8,196,362	8,196
Additional paid-in-capital	185,874
Accumulated deficit	(184,006)

Total Stockholders' Equity	10,064

Total Liabilities and Stockholders' Equity	$47,517

The accompanying notes are an integral part of these financial statements.
F-3

HALOZYME THERAPEUTICS, INC. (Formerly GLOBAL YACHT SERVICES, INC.)
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2003 AND 2002

	2003	2002

REVENUES	$25,705	$87,769

COST OF REVENUES	27,003	74,674

GROSS PROFIT (LOSS)	(1,298)	13,095

GENERAL AND ADMINISTRATIVE EXPENSES	77,793	78,358

NET LOSS	$(79,091)	$(65,263)

Net loss per share, basic and diluted	$(0.01)	$(0.01)

Shares used in computing net loss per share,
basic and diluted	8,196,362	7,230,307

The accompanying notes are an integral part of these financial statements.
F-4

HALOZYME THERAPEUTICS, INC. (Formerly GLOBAL YACHT SERVICES, INC.)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2003 AND 2002

(All share information reflects post-split amounts)

	Common Stock		Paid-In	Accumulated	Shareholders'
	Shares	Amount	Capital	Deficit	Equity

BALANCE, DECEMBER 31, 2001	5,483,874	$ 5,484	$ 57,006	$ (39,652)	$ 22,838

Issuance of common stock for cash, May 10, 2002	2,712,488	2,712	124,188		126,900
Cost of occupancy contributed by officer			2,340		2,340
Net loss				(65,263)	(65,263)

BALANCE, DECEMBER 31, 2002	8,196,362	$ 8,196	$ 183,534	$ (104,915)	$ 86,815

Cost of occupancy contributed by officer			2,340		2,340
Net loss				(79,091)	(79,091)

BALANCE, DECEMBER 31, 2003	8,196,362	$ 8,196	$ 185,874	$ (184,006)	$ 10,064

The accompanying notes are an integral part of these financial statements.
F-5

HALOZYME THERAPEUTICS, INC. (Formerly GLOBAL YACHT SERVICES, INC.)
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2003 AND 2002

	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(79,091)	$(65,263)
Adjustments to reconcile net loss to net cash used in operating activities:
Occupancy costs contributed by officer	2,340	2,340
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	27,019	7,145

Net cash used by operating activities	(49,732)	(55,778)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	—	126,900

Net cash provided by financing activities	—	126,900

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(49,732)	71,122

CASH AND CASH EQUIVALENTS, beginning of period	97,249	26,127

CASH AND CASH EQUIVALENTS, end of period	$47,517	$97,249

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for income taxes	$—	$—
Interest paid	$—	$—

The accompanying notes are an integral part of these financial statements.
F-6

HALOZYME THERAPEUTICS, INC.
(Formerly GLOBAL YACHT SERVICES, INC.)
NOTES TO CONSOLIDATED DECEMBER 31, 2003 FINANCIAL STATEMENTS

1.  SUBSEQUENT EVENT – CHANGE IN CONTROL OF REGISTRANT

Effective March 11, 2004, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated January 28, 2004, among privately held DeliaTroph Pharmaceuticals, Inc. dba Hyalozyme Therapeutics, Inc. (“Halozyme”), Global Yacht Services, Inc., (“Global”) a publicly traded Nevada corporation and Hyalozyme Acquisition Corporation (“Merger Sub”), a wholly owned subsidiary of Global, the Merger Sub merged with and into Halozyme, with Halozyme the survivor for accounting purposes.

Although Global acquired Halozyme as a result of the Merger, the shareholders of Halozyme hold a majority of the voting interest in the combined enterprise. Additionally, the Merger resulted in Halozyme’s management and Board of Directors assuming operational control of Global.

The following lists a summary of the structure of the Merger and matters completed in connection therewith:

  On January 28, 2004, pursuant to an investment round completed simultaneously with the signing of the Merger Agreement, Halozyme raised equity capital of approximately $8.1 million.
  The shareholders of Global amended and restated Global’s Articles of Incorporation to change Global’s corporate name to Halozyme Therapeutics, Inc., increased the authorized number of shares of common stock to 100 million, and authorized 20 million shares of preferred stock.
  Global issued 34,999,701 shares of its restricted common stock, 6,886,807 options and 11,758,460 warrants to purchase shares of its common stock to the shareholders of Halozyme in exchange for 100% of their issued and outstanding common stock, options and warrants to purchase Halozyme’s common stock.
  A total of 4,296,362 shares of Global’s outstanding common stock were redeemed by Global from three shareholders in exchange for $42,303, or approximately $0.01 per share.
  Global’s shareholders own approximately 10% of the issued and outstanding shares of Halozyme’s common stock, based on 38,899,701 shares outstanding after the Merger.
The full text of the Merger Agreement may be found at Exhibit A to Global Yacht’s definitive Schedule 14C Information Statement, as filed with the Securities and Exchange Commission on February 17, 2004.

F-7

The following pro forma financial data for 2003 is presented to illustrate the estimated effects of the acquisition as if the transaction had occurred at the beginning of 2003.

GLOBAL YACHT SERVICES, INC.
AND HALOZYME THERAPEUTICS, INC.
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2003

	Halozyme	Global	Adjustments	Combined
	2003	2003	2003	2003

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$503,580	$47,517	$(47,517)	$503,580

Total Current Assets	503,580	47,517	(47,517)	503,580

PROPERTY AND EQUIPMENT – Net	130,904	—	—	130,904

OTHER ASSETS	12,763	—	—	12,763

Total Assets	$647,247	$47,517	$(47,517)	$647,247

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$223,278	$32,701	$67,299	$323,278
Accrued expenses	50,162	4,752	(4,752)	50,162

Total Current Liabilities	273,440	37,453	62,547	373,440

COMMITMENTS AND CONTINGENCIES	—	—	—	—

SHAREHOLDERS’ EQUITY:
Series C convertible preferred stock	1,004,486	—	—	1,004,486
Common stock	3,349,826	8,196	(3,342,069)	15,953
Additional paid-in-capital	—	185,874	3,147,999	3,333,873
Accumulated deficit	—	(184,006)	184,006	—
Deficits accumulated during the development stage	(3,980,505)	—	(100,000)	(4,080,505)

Total Shareholders’ Equity	373,807	10,064	(110,064)	273,807

Total Liabilities and Shareholders’ Equity	$647,247	$47,517	$(47,517)	$647,247

F-8

GLOBAL YACHT SERVICES, INC.
AND HALOZYME THERAPEUTICS, INC.
UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENTS
YEAR ENDED DECEMBER 31, 2003

	Halozyme	Global	Adjustments	Combined
	2003	2003	2003	2003

REVENUES	$—	$25,705	$(25,705)	$—

COST OF REVENUES	—	27,003	(27,003)	—

GROSS PROFIT (LOSS)	—	(1,298)	1,298	—

EXPENSES:
Research and development	1,145,420	—	—	1,145,420
General and administrative	577,252	77,793	22,207	677,252

OPERATING LOSS	(1,722,672)	(79,091)	(20,909)	(1,822,672)

Other income (expense)
Interest expense	(394,439)	—	—	(394,439)
Other, net	2,086	—	—	2,086

Other income (expense)	(392,353)	—	—	(392,353)

LOSS BEFORE INCOME TAX	(2,115,025)	(79,091)	(20,909)	(2,215,025)

Income tax expense	—	—	—	—

NET LOSS	$(2,115,025)	$(79,091)	$(20,909)	$(2,215,025)

Net loss per share, basic and diluted	$(0.31)	$(0.01)		$(0.32)

Shares used in computing net loss per share,
Basic and diluted	6,826,109	8,196,362		6,826,109

F-9

2.    BUSINESS DESCRIPTION AND SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation - The accompanying consolidated financial statements include the accounts of Global Yacht Services, Inc., incorporated in Nevada on February 21, 2001, and its majority owned subsidiary Global Yacht Services, Ltd. (collectively, “Global”). Global provided chartering, delivery, maintenance and consulting services to luxury yacht owners and manufacturers. All significant inter company accounts and transactions have been eliminated.

Cash Equivalents - For purposes of the balance sheet and statement of cash flows, Global considers all highly liquid debt instruments purchased with maturity of three months or less to be cash equivalents.

Fair Value of Financial Instruments - The carrying amount of Global's financial instruments, which includes cash and accounts payable and accrued expenses, approximate their fair value due to the short period to maturity of these instruments.

Recognition of Revenue - Global records revenues on its services when they are complete, fee is fixed and determinable, and collectibility is reasonably assured. Cost of goods sold consists of fuel, docking fees, supplies and cost of services and related expenses of personnel used.

Advertising Costs - Global expenses all advertising costs as incurred.

Income Taxes - Global recognized deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. Global provided a 100% valuation allowance for its deferred tax assets.

Loss per Common Share - Global has adopted the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128). SFAS 128 requires the reporting of basic and diluted earnings/loss per share. Basic loss per share is calculated by dividing net loss by the weighted average number of outstanding common shares during the period.

Comprehensive Loss - Global applies Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards for the reporting and display of comprehensive income or loss, requiring its components to be reported in a financial statement that is displayed with the same prominence as other financial statements. Global had no other components of comprehensive income or loss other than the net loss as reported on the consolidated statement of operations.

Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

F-10

Reclassifications - Certain amounts in the prior year financial statements have been reclassified to conform to the current year presentation.

Recent Accounting Pronouncements - In August 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 91, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations – Reporting the Effects of Disposal of a Segment of a Business, and Extrao rdinary, Unusual, and Infrequently Occurring Events and Transactions. This statement also amends Accounting Research Bulletin No. 51, Consolidated Financial Statements, to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. The provisions are generally to be applied prospectively. The Company adopted the provisions of this statement effective January 1, 2002. The adoption of SFAS No. 144 did not have a significant impact on the Company’s financial statements.

In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which addresses financial accounting and reporting for costs associated with exit or disposal activities and supersedes Emerging Issues Task Force (“ETIF”) Issue 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS No. 146 requires that a liability for an exit cost, as defined in ETIF Issue 94-3, be recognized at the date of an entity’s commitment to an exit plan. SFAS No. 146 also establishes that the liability should initially be measured and recorded at fair value . The provisions of SFAS No. 146 will be adopted for exit or disposal activities that are initi ated after December 31, 2002.

In November 2002, the FASB issued FASB Interpretation No. (“FIN”) 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Guarantees of Indebtedness of Others, an interpretation of FASB Statement Nos. 5, 57 and 107, and rescission of FIN 34, Disclosure of Indirect Guarantees of Indebtedness of Others. FIN 45 elaborates on the disclosures to be made by the guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of t his interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002; while the provisions of the disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of FIN 45 did not have a significant impact on the Company’s financial statements.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure – an amendment of SFAS No. 123. This statement amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

F-11

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This statement is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of nonpublic companies. For nonpublic companies, mandatory redeemable financial instruments are subject to the provisions of this statement for the first fiscal period beginning after December 15, 2003. The Company does not believe that the adoption of this statement will have a significant impact on its financial statements.

3.   COMMON STOCK

On November 24, 2003 Global’s Board of Directors approved a 4.275 for 1 stock split of Global’s issued and outstanding common stock. The forward split, which became effective December 5, 2003, was effectuated to facilitate the Merger (see note 1). All references to Global’s common shares in the accompanying financial statements reflect this stock split.

On May 10, 2002, Global issued 2,712,488 shares of its common stock at $0.0468 per share pursuant to the prospectus filed with its registration statement on Form SB-2, for net proceeds of $126,900.

4.   INCOME TAXES

At December 31, 2003, Global had available for federal income tax purposes a net operating loss carryforward of approximately $184,000, expiring at various dates through 2023 and deferred tax assets of approximately $42,000 which was fully offset by a valuation allowance.

5.   RELATED PARTY TRANSACTIONS

Global occupies office space provided by its officer. Accordingly, occupancy costs have been allocated to Global based on the square foot percentage assumed multiplied by the officer's total monthly costs. These amounts are reported as contributions of capital by the officer.

* * * * * * *

F-12

DELIATROPH PHARMACEUTICALS, INC.
(A Development Stage Company)
Financial Statements
December 31, 2003

The Board of Directors and Shareholders
DeliaTroph Pharmaceuticals, Inc.

We have audited the accompanying balance sheets of DeliaTroph Pharmaceuticals, Inc., doing business as Hyalozyme Therapeutics, (a California corporation) as of December 31, 2003 and 2002, and the related statements of operations, shareholders’ equity and cash flows for the years then ended and for the period from inception (February 26, 1998) to December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DeliaTroph Pharmaceuticals, Inc. as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended and for the period from inception (February 26, 1998) to December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 8 to the financial statements, the Company’s significant operating losses raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding this uncertainty are also described in Note 8. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

CACCIAMATTA ACCOUNTANCY CORPORATION

Irvine, CA
January 7, 2004

F-13

DELIATROPH PHARMACEUTICALS, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS
DECEMBER 31, 2003 AND 2002
	2003	2002
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$503,580	$88,910
Total Current Assets	503,580	88,910

PROPERTY AND EQUIPMENT - Net	130,904	134,170

OTHER ASSETS	12,763	7,500

Total Assets	$647,247	$230,580
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable	$223,278	$58,800
Accrued expenses	50,162	109,085
Notes payable	—	430,000
Interest on notes payable	—	12,255
Total Current Liabilities	273,440	610,140

COMMITMENTS AND CONTINGENCIES:	—	—

SHAREHOLDERS' EQUITY (DEFICIT):
Series A convertible preferred stock, without par value;
4,816,000 shares authorized; 0 shares issued and outstanding
in 2003; 3,803,507 shares issued and outstanding in 2002	—	198,006
Series B convertible preferred stock, without par value; 3,473,343 shares authorized; 0 shares issued and outstanding in 2003; 5,333,350
shares authorized; 2,743,121 shares issued and outstanding in 2002	—	1,254,672
Series C convertible preferred stock, without par value; 2,367,394 shares authorized; 2,367,114 shares issued and outstanding
in 2003; 0 shares issued and outstanding in 2002	1,004,486	—
Common stock, without par value; 60,000,000 shares authorized;
15,952,980 shares issued and outstanding in 2003;
4,599,951 shares issued and outstanding in 2002	3,349,826	33,242
Deficits accumulated during the development stage	(3,980,505)	(1,865,480)
Total Shareholders' Equity (Deficit)	373,807	(379,560)
Total Liabilities and Shareholders' Equity (Deficit)	$647,247	$230,580

The accompanying notes are an integral part of these financial statements.
F-14

DELIATROPH PHARMACEUTICALS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2003 AND 2002 AND FROM INCEPTION TO DECEMBER 31, 2003
			Cumulative
			from inception
			(February 26, 1998)
	2003	2002	to 2003

EXPENSES:
Research and development	$1,145,420	$773,464	$2,410,044
General and administrative	576,452	379,438	1,201,145
OPERATING LOSS	(1,721,872)	(1,152,902)	(3,611,189)

Other income (expense)
Interest expense	(394,439)	(12,306)	(406,745)
Other, net	2,086	31,243	42,229

Other income (expense)	(392,353)	18,937	(364,516)

LOSS BEFORE INCOME TAXES	(2,114,225)	(1,133,965)	(3,975,705)

Income tax expense	800	800	4,800
NET LOSS	$(2,115,025)	$(1,134,765)	$(3,980,505)
Net loss per share, basic and diluted	$(0.31)	$(0.25)
Shares used in computing net loss per share, basic and diluted	6,826,109	4,599,591

The accompanying notes are an integral part of these financial statements.
F-15

DELIATROPH PHARMACEUTICALS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF SHAREHOLDERS' EQUITY
(All share information reflects post-split amounts)

	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Series C Convertible Preferred Stock		Common Stock Shares Amount		Deficit Accumulated During Development	Total Shareholders' equity
	Shares	Amount	Shares	Amount	Shares	Amount

Initial capitalization	—	—	—	—	—	—	2,078,662	10,956	—	10,956
Issuance of Series A preferred stock	2,520,014	132,819	—	—	—	—	—	—	—	132,819
Net loss	—	—	—	—	—	—	—	—	(41,884)	(41,884)

BALANCE, DECEMBER 31, 1999	2,520,014	132,819	—	—	—	—	2,078,662	10,956	(41,884)	101,891

Issuance of common stock for cash	—	—	—	—	—	—	2,078,662	10,956	—	10,956
Issuance of common stock for license	—	—	—	—	—	—	442,267	2,330	—	2,330
Issuance of Series A preferred stock - net	1,283,493	65,187	—	—	—	—	—	—	—	65,187
Net loss	—	—	—	—	—	—	—	—	(125,210)	(125,210)

BALANCE, DECEMBER 31, 2000	3,803,507	198,006	—	—	—	—	4,599,591	24,242	(167,094)	55,154

Issuance of Series B preferred stock - net	—	—	1,779,608	801,709	—	—	—	—	—	801,709
Net loss	—	—	—	—	—	—	—	—	(563,621)	(563,621)

BALANCE, DECEMBER 31, 2001	3,803,507	198,006	1,779,608	801,709	—	—	4,599,591	24,242	(730,715)	293,242

Issuance of Series B preferred stock - net	—	—	963,513	452,963	—	—	—	—	—	452,963
Issuance of common stock options to consultant	—	—	—	—	—	—	—	500	—	500
Issuance of warrants for common stock for services	—	—	—	—	—	—	—	8,500	—	8,500
Net loss	—	—	—	—	—	—	—	—	(1,134,765)	(1,134,765)

BALANCE, DECEMBER 31, 2002	3,803,507	198,006	2,743,121	1,254,672	—	—	4,599,591	33,242	(1,865,480)	(379,560)

Issuance of Series C preferred stock - net	—	—	289,482	—	2,367,114	1,004,486	—	—	—	1,004,486
Issuance of common stock options to consultants	—	—	—	—	—	—	—	85,388	—	85,388
Issuance of common stock due to the exercise of options	—	—	—	—	—	—	256,410	100,000	—	100,000
Conversion of notes to common stock	—	—	—	—	—	—	3,960,359	1,272,000	—	1,272,000
Conversion of interest on notes to common stock	—	—	—	—	—	—	300,510	99,764	—	99,764
Beneficial conversion feature of 2003 notes	—	—	—	—	—	—	—	306,754	—	306,754
Conversion of Series A preferred stock to common stock	(3,803,507)	(198,006)	—	—	—	—	3,803,507	198,006	—	—
Conversion of Series B preferred stock to common stock	—	—	(3,032,603)	(1,254,672)	—	—	3,032,603	1,254,672	—	—
Net loss	—	—	—	—	—	—	—	—	(2,115,025)	(2,115,025)

BALANCE, DECEMBER 31, 2003	—	—	—	—	2,367,114	1,004,486	15,952,980	3,349,826	(3,980,505)	373,807

The accompanying notes are an integral part of these financial statements.
F-16

DELIATROPH PHARMACEUTICALS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2003 AND 2002 AND FROM INCEPTION TO DECEMBER 31, 2003
			Cumulative
			from inception
			(February 26, 1998)
	2003	2002	to 2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,115,025)	$(1,134,765)	$(3,980,505)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	75,726	100,386	208,890
Issuance of common stock for goods and services	85,388	9,000	102,245
Issuance of common stock for license	—	—	2,330
Issuance of common stock for accrued interest on notes	87,510	12,254	99,764
Beneficial conversion feature on 2003 notes	306,754	—	306,754
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(5,263)	(9,999)	(12,763)
Accounts payable and accrued expenses	105,554	156,375	273,440

Net cash used by operating activities	(1,459,356)	(866,749)	(2,999,845)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(72,460)	(194,738)	(316,695)

Net cash used in investing activities	(72,460)	(194,738)	(316,695)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of notes	842,000	430,000	1,272,000
Proceeds from issuance of common stock	100,000	—	110,956
Proceeds from issuance of Series A preferred stock - net	—	—	178,006
Proceeds from issuance of Series B preferred stock - net	—	452,962	1,254,672
Proceeds from issuance of Series C preferred stock - net	1,004,486	—	1,004,486

Net cash provided by financing activities	1,946,486	882,962	3,820,120

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	414,670	(178,525)	503,580

CASH AND CASH EQUIVALENTS, beginning of period	88,910	267,435	—

CASH AND CASH EQUIVALENTS, end of period	$503,580	$88,910	$503,580

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for income taxes	$800	$800	$4,800
Interest paid	$—	$—	$—
Non cash investing and financing activities:
Common stock issued for property and equipment	$—	$—	$3,099
Series A preferred stock issued for property and equipment	$—	$—	$20,000
Conversion of notes payable to common stock	$1,371,764	$—	$1,371,764
Conversion of Series A preferred stock to common stock	$198,006	$—	$198,006
Conversion of Series B preferred stock to common stock	$1,254,672	$—	$1,254,672

The accompanying notes are an integral part of these financial statements.
F-17

DELIATROPH PHARMACEUTICALS, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO DECEMBER 31, 2003 FINANCIAL STATEMENTS

1.   GENERAL AND SIGNIFICANT ACCOUNTING POLICIES

General – DeliaTroph Pharmaceuticals, Inc. (a development stage company) dba Hyalozyme Therapeutics, Inc. (the “Company”) was incorporated on February 26, 1998 and is a development stage, product-focused biotechnology company dedicated to the development and commercialization of recombinant therapeutic enzymes and drug enhancement systems, based on intellectual property covering the family of enzymes known as hyaluronidases.

Basis of Presentation – The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

Cash and Cash Equivalents – The Company considers all highly liquid investments with maturities of three months or less from the original purchase date to be cash equivalents.

Concentration of Credit Risk – Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents. The Company maintains its cash balances with one major commercial bank. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000.

Property and Equipment – Property and equipment are recorded at cost. Equipment and furniture are depreciated using the straight-line basis over their estimated useful lives of three years and leasehold improvements are amortized using the straight-line method over the estimated useful life of the asset or the lease term, whichever is shorter.

Long-Lived Assets – The Company accounts for the impairment and disposition of long-lived assets in accordance with Statements of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. In accordance with SFAS No. 144, long-lived assets are reviewed for events of changes in circumstances, which indicate that their carrying value may not be recoverable. At December 31, 2003, the Company believes there has been no impairment of the value of such assets.

Income Taxes – Income taxes are recorded in accordance with SFAS No. 109, Accounting for Income Taxes. This statement requires the recognition of deferred tax assets and liabilities to reflect the future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. Measurement of the deferred items is based on enacted tax laws. In the event the future consequences of differences between financial reporting bases and tax bases of the Company’s assets and liabilities result in a deferred tax asset, SFAS No. 109 requires an evaluation of the probability of being able to realize the future benefits indicated by such assets. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion or all of the deferred tax asset will not be realized. At December 31, 2003, the Company had federal and state deferred tax assets of approximately $1,200,000 and $300,000, respectively, both consisting primarily of net operating loss carryforwards. The Company has recorded a full valuation allowance for all net deferred tax assets generated to date. The deferred tax assets and valuation allowances increased approximately $800,000 in 2003. The federal and state net operating losses of approximately $3,400,000 will begin to expire in 2018 and 2008, respectively.

F-18

Stock-Based Compensation – The Company has elected to adopt the disclosure only provisions of SFAS No. 148 and will continue to follow APB Opinion No. 25 and related interpretations in accounting for stock options granted to its employees and directors. Accordingly, employee and director compensation expense is recognized only for those options whose price is less than the market value at the measurement date. When the exercise price of the employee or director stock options is less then the estimated fair value of the underlying stock on the grant date, the Company records deferred compensation for the difference and amortizes this amount to expense in accordance with FASB Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Options or Award Plans, over the vesting period of the options.

Stock options issued to non-employees are recorded at their fair value as determined in accordance with SFAS No. 123 and Emerging Issues Task Force (“EITF”) No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction With Selling Goods or Services, and recognized over the related service period. Deferred charges for options granted to non-employees are periodically re-measured as the options vest. The Company’s calculations were made using the Black-Scholes option-pricing model with the following weighted-average assumptions: expected life of 48 months; 100% stock volatility; risk-free interest rate of 3.0%; no dividends during the expected term; and forfeitures recognized as they occur.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the estimated life of the related options. The Company’s pro forma information follows (in thousands except per share data):

		Year Ended

	2003		2002

Net loss, as reported	$(2,115)		$(1,135)

Deduct: Total stock-based employee
Compensation expense determined under
Fair value based method for all awards	$(149)		$(1)

Pro forma net loss	$(2,264)		$(1,136)

Net loss per share, basic and diluted, as reported	$(0.31)		$(0.25)

Pro forma net loss per share, basic and diluted	$(0.33)		$(0.25)

F- 19

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

Comprehensive Income (Loss) – Comprehensive income (loss) is defined as all changes in a company’s net assets, except changes resulting from transactions with shareholders. At December 31, 2003 and 2002, the Company has no reportable differences between net loss and comprehensive loss.

Research and development costs – Costs and expenses that can be clearly identified as research and development are charged to expense as incurred in accordance with FASB statement No. 2, “Accounting for Research and Development Costs.”

Net loss per share – In accordance with SFAS No. 128, Earnings Per Share, and SEC Staff Accounting Bulletin (“SAB”) No. 98, basic net loss per common share is computed by dividing net loss for the period by the weighted average number of common shares outstanding during the period. Under SFAS No. 128, diluted net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common and common equivalent shares, such as stock options and warrants, outstanding during the period. Such common equivalent shares have not been included in the Company’s computation of net loss per share as their effect would have been anti-dilutive.
	2003	2002

Numerator - Net loss	$(2,115,025)	$(1,134,765)

Denominator - Weighted average shares outstanding	6,826,109	4,599,591

Net loss per share	$(0.31)	$(0.25)

Incremental common shares (not included in denominator of
diluted earnings per share because of their anti-dilutive nature)
Employee stock options	6,392,567	168,710
Warrants to outside parties	67,129	—
Warrants on notes	867,419	315,830
Series B warrants	361,969	361,969
Series C warrants	2,367,114	—
Series C option	15,304,804	—
Warrants issuable if Series C option is exercised	7,652,402	—

Potential common equivalents	33,013,404	846,509

If all currently outstanding potential common equivalents are exercised, the Company would receive proceeds of approximately $25.3 million.

F-20

Recent Accounting Pronouncements – In August 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 91, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations – Reporting the Effects of Disposal of a Segment of a Business, and E xtraordinary, Unusual, and Infrequently Occurring Events and Transactions. This statement also amends Account ing Research Bulletin No. 51, Consolidated Financial Statements, to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. The provisions are generally to be applied prospectively. The Company adopted the provisions of this statement effective January 1, 2002. The adoption of SFAS No. 144 did not have a significant impact on the Company’s financial statements.

In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which addresses financial accounting and reporting for costs associated with exit or disposal activities and supersedes Emerging Issues Task Force (“ETIF”) Issue 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS No. 146 requires that a liability for an exit cost, as defined in ETIF Issue 94-3, be recognized at the date of an entity’s commitment to an exit plan. SFAS No. 146 also establishes that the liability should initially be measured and recorded at fair value . The provisions of SFAS No. 146 will be adopted for exit or disposal activities that are initi ated after December 31, 2002.

In November 2002, the FASB issued FASB Interpretation No. (“FIN”) 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Guarantees of Indebtedness of Others, an interpretation of FASB Statement Nos. 5, 57 and 107, and rescission of FIN 34, Disclosure of Indirect Guarantees of Indebtedness of Others. FIN 45 elaborates on the disclosures to be made by the guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of this interpretation are applicable on a prospective basis to gua rantees issued or modified after December 31, 2002; while the provisions of the disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The Company believes the adoption of the recognition provisions of such interpretation will not have a material impact on its results of operations or financial position and has adopted such interpretation on January 1, 2003, as required.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure – an amendment of SFAS No. 123. This statement amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

F-21

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This statement is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of nonpublic companies. For nonpublic companies, mandatory redeemable financial instruments are subject to the provisions of this statement for the first fiscal period beginning after December 15, 2003. The Company does not believe that the adop tion of this statement will have a significant impact on its financial statements.

2.        PROPERTY AND EQUIPMENT

	2003	2002

Research equipment	$195,534	$168,445
Office equipment and furniture	59,687	30,254
Leasehold improvements	84,573	68,636

	339,794	267,335

Less accumulated depreciation and amortization	(208,890)	(133,165)

	$130,904	$134,170

3. ACCRUED EXPENSES

	2003	2002

Accrued wages payable	$11,000	$86,667
Accrued vacation payable	39,162	22,418
	$50,162	$109,085

The 2002 accrued wages payable were due to two former officers and one current officer of the Company. The former officers were paid their accrued wages of $50,000 in February 2003. The remaining balance of $36,667 was converted to a note payable in February 2003. This note was subsequently converted to common stock (see Note 4).

4.   NOTES PAYABLE

In 2002, the Company issued 10% promissory notes in the amount of $355,000. As amended, principal and interest automatically convert to common stock at $0.449 per share at the closing of the next equity financing in which the Company receives gross proceeds of at least $800,000. Because market value of the common shares was below the conversion price at the commitment date, there was no beneficial conversion feature. The notes carried a 40 percent warrant coverage for the purchase of common stock (see Note 5).

F-22

In 2002 and 2003, the Company issued 10% promissory notes in the amount of $917,000. As amended, principal and interest automatically convert to common stock at $0.281 per share at the closing of the next equity financing in which the Company receives gross proceeds of at least $800,000. Because the market value of the shares was above the conversion price at the commitment date, a beneficial conversion feature of $306,754 was recorded as interest expense and additional paid in capital in October 2003, upon the Company’s issuance of $1,004,486 of Series C preferred stock. The notes carried a 20 percent warrant coverage for the purchase of common stock (see Note 5).

Upon closing the Series C preferred financing, the principal balance of $1,272,000 of the above described notes and $99,764 of accrued interest were converted into 4,260,869 shares of common stock of the Company.

5.   SHAREHOLDERS’ EQUITY

Issuance of Common Stock – In March 1999, the Company issued 2,078,662 shares of common stock for $10,956 in goods and services. In January 2000, the Company issued 2,078,662 shares of common stock for $10,956 in cash. In August 2000, the Company issued 442,267 shares of common stock in exchange for a license valued at $2,330. Of the common stock 4,157,324 shares were sold to founders of the Company.

Issuance of Common Stock Options for Services – In September 2002, the Company issued 7,897 common stock options for consulting services valued at $500. In January 2003, the Company issued 39,488 common stock options for consulting services valued at $2,500. In April 2003, the Company issued 39,488 common stock options for consulting services valued at $2,500. In October 2003, the Company issued 39,488 common stock options for consulting services valued at $2,500. In November 2003, the Company issued 24,712 common stock options for consulting services valued at $9,638. In December 2003, the Company issued 100,000 common stock options to two former Board members and 75,000 common stock options to members of its Scientific Advisory Board. These options were fully exe rcisable and fully vested on the date of grant and shall expire in ten years based on the terms of the options. The fair value of these options, totaling $68,250, was recorded as a noncash stock issuance cost by the Company.

Series A, B and C Convertible Preferred Stock – In January 2001, the Company completed an 8 for 1 stock split of its outstanding common stock and Series A preferred stock. In November 2001 the Company completed a 2 for 1 stock split for the Series B preferred stock and warrants. In October 2003, the Company completed a 1 for 1.266199 reverse stock split of all its common stock. All share numbers and per share dollar values in the accompanying financial statements and footnotes have been restated for all periods presented to reflect the stock splits.

F-23

From March 1999 to January 2000, the Company sold 3,803,507 shares of Series A convertible preferred stock (“Series A”) for $198,006 ($178,006 in cash and $20,000 in goods and services), net of issuance costs. From March 2001 to May 2002, the Company sold 2,743,121 shares of Series B convertible preferred stock (“Series B”) for $1,254,672 in cash, net of issuance costs. During October 2003, the Company sold 2,367,114 shares of Series C convertible preferred stock (“Series C”) for $1,004,486, net of issuance costs. In addition, in connection with the Series C financing, the Company issued an option to purchasers of the Series C to buy an additional 15,304,804 shares of the Company’s common stock for $0.4647 per share or $7,112,142. In connection with the Series C financing, 289,482 additional shares of Series B stock were issued to t he Series B investo rs as a result of anti-dilution provisions.

Upon closing the Series C investment, the Series A and Series B were all converted to common stock. The liquidation preference of the Series C is $0.4647 per share and is payable in preference to the common stock. Following this distribution, upon liquidation, any remaining assets of the Company shall be distributed ratably to holders of the common stock.

Warrants – In November and December of 2001, the Company granted warrants to purchase 252,721 shares of common stock at an exercise price of $0.4748 per share to purchasers of the Series B. From January to May 2002, the Company granted warrants to purchase 109,248 shares of common stock at an exercise price of $0.4748 per share to purchasers of the Series B. These warrants are exercisable until February 15, 2005.

In June 2002, the Company granted, to outside parties for services, warrants to purchase 67,129 shares of common stock at an exercise price of $0.13 per share. These warrants were fully exercisable and fully vested on the date of grant and shall expire in ten years based on the terms of the warrants. The fair value of these warrants, totaling $8,500, was recorded as a noncash stock issuance cost by the Company.

In connection with the notes issued in 2002 and 2003 (see Note 4), the Company granted warrants to purchase 867,419 shares of common stock at an exercise price of $0.4496 per share. In October 2003, in conjunction with the issuance of its Series C convertible preferred stock, the Company granted warrants to purchase 2,367,114 shares of common stock to purchasers of the Series C at an exercise price of $0.7667 per share, exercisable until October 15, 2008.

In connection with an option the Company issued to purchasers of the Series C stock to buy an additional 15,304,804 disclosed above, the Company also granted these purchasers warrants to purchase 7,652,402 shares of common stock at an exercise price of $1.75 per share, as amended.

6.   STOCK OPTION PLAN

The Company’s 2001 Stock Option Plan (the “Plan”), as amended, provides for the granting of non-statutory or incentive stock options to acquire shares of the Company’s common stock to employees of the Company. The Plan is administered by the Board of Directors and permits the issuance of options for the purchase of up to 10,000,000 shares, as amended, of the Company’s common stock at exercises prices of not less than the fair market value of the underlying shares on the date of grant. Options granted under the Plan generally vest over a four-year period and expire up to a maximum of 10 years from the date of grant.

F-24

The following table summarizes stock option activity for the periods indicated:

		Weighted
		Average
		Exercise
		Price
	Shares	Per Share

Outstanding, January 1, 2002	—	—

Granted	179,037	$0.06
Canceled	(10,327)	$0.06

Outstanding, December 31, 2002	168,710	$0.06

Granted	6,484,962	$0.39
Exercised	(256,410)	$0.39
Canceled	(4,695)	$0.06

Outstanding, December 31, 2003	6,392,567	$0.38

The following table summarizes information concerning on outstanding and exercisable options as of December 31, 2003:

	Options Outstanding			Options Exercisable

		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
Exercise	Number	Contractual	Exercise	Number	Exercise
Price	Outstanding	Life	Price	Exercisable	Price

$0.06	164,015	5.5	$0.06	61,714	$0.06
$0.39	6,228,552	9.9	$0.39	705,153	$0.39

	6,392,567	9.8	$0.38	766,867	$0.36

7.   COMMITMENTS AND CONTINGENCIES

Operating Leases – The Company leases its San Diego, California corporate office under a two-year lease. Additionally, the Company leases certain office equipment under operating leases. Rent expense totaled $123,110 and $64,958 for the years ended December 31, 2003 and 2002, respectively.

F-25

Future minimum payments, by year and in the aggregate, required under the Company’s noncancelable operating lease obligations consist of the following:

Year Ending
December 31
2004	$ 132,306
2005	67,492

199,798

Contract Manufacturing Agreement – In November 2003, the Company entered into a contract manufacturing agreement whereby the contractor will manufacture the Company’s recombinant protein to be used as the Company seeks regulatory approval for its product. The value of the contract is approximately $1,500,000 and is payable as milestones are achieved over the term of the contract in 2004.

Consulting Agreements – In November and December 2003, the Company entered into consulting agreements with key members of its Scientific Advisory Board. In connection with these agreements, the Company issued stock options to some of these members. As discussed in Note 4, the Company recorded the fair value of these options as an expense on the date of grant.

Management Agreements – The Company has entered into employment agreements with various members of its executive management team. The agreements are for one year and then revert to “at will” employment.

Indemnities and Guarantees – During its normal course of business, the Company has made certain indemnities, commitments and guarantees under which it may be required to make payments in relation to certain transactions. These indemnities include those given to directors and officers of the Company to the maximum extent permitted under the laws of the State of California. The duration of these indemnities, commitments and guarantees varies. Some of these indemnities, commitments and guarantees do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. The Company has not recorded any liability for these indemnities, commitments and guarantees in the accompanying balance sheets.

Merger Agreement – The Company is currently in negotiations to merge with a public company in order to maximize shareholder value. The terms of the agreement have not yet been finalized.

8.   GOING CONCERN

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has reported losses from its inception, is still in the development stage and does not have sufficient cash to cover its current operating needs. The Company is seeking to raise the additional capital it will require to meet its obligations in 2004. There can be no assurances that the Company will be successful in these efforts.

* * * * * * *

F-26

HALOZYME THERAPEUTICS, INC. (Formerly GLOBAL YACHT SERVICES, INC.)
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEET - UNAUDITED
AS OF MARCH 31, 2004

2004

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$7,452,812
Prepaid expenses and other current assets	116,031

Total current assets	7,568,843

PROPERTY AND EQUIPMENT, net	151,422

OTHER ASSETS	12,508

Total Assets	$7,732,773

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$637,312
Accrued expenses	135,930

Total current liabilities	773,242

COMMITMENTS AND CONTINGENCIES	—

STOCKHOLDERS' EQUITY:
Common stock, $0.001 par value; 100,000,000 shares authorized;
39,421,906 shares issued and outstanding	39,422
Additional paid-in-capital	12,185,036
Deficit accumulated during the development stage	(5,264,927)

Total Stockholders' Equity	6,959,531

Total Liabilities and Stockholders' Equity	$7,732,773

The accompanying notes are an integral part of these financial statements.
F-27

HALOZYME THERAPEUTICS, INC. (Formerly GLOBAL YACHT SERVICES, INC.)
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2003 AND FROM INCEPTION TO MARCH 31, 2004

			Cumulative from inception
			(February 26, 1998)
	2004	2003	to 2004

EXPENSES:
Research and development	$696,581	$205,703	$3,106,625
General and administrative	510,971	45,647	1,712,116

Total Expenses	1,207,552	251,350	4,818,741

Other income (expense), net	(76,870)	(20,161)	(446,186)

LOSS BEFORE INCOME TAXES	(1,284,422)	(271,511)	(5,264,927)

Income Tax Expense	—	—	—

NET LOSS	$(1,284,422)	$(271,511)	$(5,264,927)

Net loss per share, basic and diluted	$(0.08)	$(0.03)

Shares used in computing net loss per share,
basic and diluted	15,441,244	8,196,362

The accompanying notes are an integral part of these financial statements.
F-28

HALOZYME THERAPEUTICS, INC. (Formerly GLOBAL YACHT SERVICES, INC.)
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED
FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2003 AND FROM INCEPTION TO MARCH 31, 2004

			Cumulative
			from inception
			(February 26, 1998)
	2004	2003	to 2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,284,422)	$(271,511)	$(5,264,927)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	21,497	17,063	230,387
Issuance of common stock for goods and services	—	2,500	102,245
Issuance of common stock for license	—	—	2,330
Issuance of common stock for accrued interest on notes	—	—	99,764
Beneficial conversion feature on 2003 notes	—	—	306,754
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(116,031)	(22,083)	(128,794)
Accounts payable and accrued expenses	500,057	(83,855)	773,497

Net cash provided by operating activities	(878,899)	(357,886)	(3,878,744)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(42,015)	—	(358,710)

Net cash used in investing activities	(42,015)	—	(358,710)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of notes	—	434,437	1,272,000
Contributed capital - net	7,870,146	—	10,418,266

Net cash provided by financing activities	7,870,146	434,437	11,690,266

NET INCREASE IN CASH AND CASH EQUIVALENTS	6,949,232	76,551	7,452,812

CASH AND CASH EQUIVALENTS, beginning of period	503,580	88,910	—

CASH AND CASH EQUIVALENTS, end of period	$7,452,812	$165,461	$7,452,812

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for income taxes	$—	$—	$—

Interest paid	$—	$—	$—

Non cash investing and financing activities:
Conversion of contributed capital to common stock	$7,870,146	$—	$10,418,266

Conversion of notes payable to common stock	$—	$—	$1,272,000

The accompanying notes are an integral part of these financial statements.
F-29

Halozyme Therapeutics, Inc.

Notes to Consolidated Financial Statements
(Unaudited)

1. Description of Business

Effective March 11, 2004, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated January 28, 2004, among privately held DeliaTroph Pharmaceuticals, Inc. dba Hyalozyme Therapeutics, Inc. (“Halozyme”), Global Yacht Services, Inc. (“Global”), a publicly traded Nevada corporation and Hyalozyme Acquisition Corporation (“Merger Sub”), a wholly owned subsidiary of Global, the Merger Sub merged with and into Halozyme, with Halozyme the survivor for accounting purposes.

Although Global acquired Halozyme as a result of the Merger, the shareholders of Halozyme hold a majority of the voting interest in the combined enterprise. Additionally, the Merger resulted in Halozyme’s management and Board of Directors assuming operational control of Global.

The following summary lists the structure of the Merger and matters completed in connection therewith:

  On January 28, 2004, pursuant to an investment round completed simultaneously with the signing of the Merger Agreement, Halozyme raised equity capital of approximately $8.1 million.
  The shareholders of Global amended and restated Global’s Articles of Incorporation to change Global’s corporate name to Halozyme Therapeutics, Inc., increased the authorized number of shares of common stock to 100 million, and authorized 20 million shares of preferred stock.
  Global issued 35,521,906 shares of its restricted common stock, 6,380,397 options and 11,742,665 warrants to purchase shares of its common stock to the shareholders of Halozyme in exchange for 100% of their issued and outstanding common stock, options and warrants to purchase Halozyme’s common stock.
  A total of 4,296,362 shares of Global’s outstanding common stock were redeemed by Global from three shareholders in exchange for $42,303, or approximately $0.01 per share.
  Global’s shareholders own approximately 10% of the issued and outstanding shares of Halozyme’s common stock, based on 39,421,906 shares outstanding after the Merger.

The full text of the Merger Agreement may be found at Exhibit A to Global Yacht’s definitive Schedule 14C Information Statement, as filed with the Securities and Exchange Commission on February 17, 2004.

The Merger has been treated as a re-capitalization of Halozyme. Accordingly, the financial statements reflect the historical activity of Haloyzme with the capital structure of Global. Prior to the Merger, Global had limited operations. On March 11, 2004, Global changed its name to Halozyme Therapeutics, Inc.

Halozyme Therapeutics, Inc. (“We”, “Halozyme” or the “Company”) was founded on February 26, 1998. Halozyme is a product-focused biotechnology company dedicated to the development and commercialization of recombinant therapeutic enzymes and drug enhancement systems, based on intellectual property covering the family of human enzymes known as hyaluronidases. Our first products are human synthetic formulations of a hyaluronidase enzyme that replace current animal slaughterhouse-derived enzymes that carry risks of animal pathogen contamination and immunogenicity. These products are based on a highly versatile enzyme technology that has a wide range of therapeutic applications, and will enable our company to help patients across multiple disease states.

F-30

Basis of Presentation

The information contained in this report is unaudited, but in our opinion reflects all adjustments necessary to make the financial position and results of operations for the interim periods a fair presentation of our operations and cash flows. All such adjustments are of a normal recurring nature. Certain information and footnote disclosures normally included in financial statements, prepared in accordance with accounting principles generally accepted in the United States, have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission.

These statements should be read along with the Financial Statements and Notes that go along with the Company’s audited financial statements, as well as other financial information for the fiscal year ended December 31, 2003 as presented in the Company’s Annual Report on Form 10-KSB. Financial presentations for prior periods have been reclassified to conform to current period presentation. The results of operations and cash flows for the three months ended March 31, 2004 are not necessarily indicative of the results that may be expected for the full fiscal year ending December 31, 2004.

Stock-Based Compensation

The Company has elected to adopt the disclosure only provisions of SFAS No. 148 and will continue to follow APB Opinion No. 25 and related interpretations in accounting for stock options granted to its employees and directors. Accordingly, employee and director compensation expense is recognized only for those options whose price is less than the market value at the measurement date. When the exercise price of the employee or director stock options is less than the estimated fair value of the underlying stock on the grant date, the Company records deferred compensation for the difference and amortizes this amount to expense in accordance with FASB Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Options or Award Plans, over the vesting period of the options.

Stock options issued to non-employees are recorded at their fair value as determined in accordance with SFAS No. 123 and Emerging Issues Task Force (“EITF”) No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction With Selling Goods or Services, and recognized over the related service period. Deferred charges for options granted to non-employees are periodically re-measured as the options vest. The Company’s calculations were made using the Black-Scholes option-pricing model with the following weighted-average assumptions: expected life of 48 months; 100% stock volatility; risk-free interest rate of 3.0%; no dividends during the expected term; and forfeitures recognized as they occur.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the estimated life of the related options. The Company’s pro forma information follows (in thousands, except per share data):

	Three Months Ended

	2004	2003

Net loss, as reported	$(1,284)	$(272)

Deduct: Total stock-based employee
Compensation expense determined under
Fair value based method for all awards	$(249)	$—

Pro forma net loss	$(1,533)	$(272)

Net loss per share, basic and diluted, as reported	$(0.08)	$(0.03)

Pro forma net loss per share, basic and diluted	$(0.10)	$(0.03)

F-31

2. Property and Equipment

	2004	2003

Research equipment	$217,323	$195,534
Office equipment and furniture	67,820	59,687
Leasehold improvements	96,666	84,573

	381,809	339,794

Less accumulated depreciation and amortization	(230,387)	(208,890)

	$151,422	$130,904

3. Net Loss Per Common Share

In accordance with SFAS No. 128, Earnings Per Share, and SEC Staff Accounting Bulletin (“SAB”) No. 98, basic net loss per common share is computed by dividing net loss for the period by the weighted average number of common shares outstanding during the period. Under SFAS No. 128, diluted net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common and common equivalent shares, such as stock options and warrants, outstanding during the period. Such common equivalent shares have not been included in the Company’s computation of net loss per share as their effect would have been anti-dilutive.

	2004	2003

Numerator - Net loss	$(1,284,422)	$(271,511)

Denominator - Weighted average shares outstanding	15,441,244	8,196,362

Net loss per share	$(0.08)	$(0.03)

Incremental common shares (not included in denominator of
diluted earnings per share because of their anti-dilutive nature)
Employee stock options	6,530,397	—
Warrants to outside parties	51,334	—
Warrants on notes	867,419	—
Series B warrants	361,969	—
Series C warrants	10,461,943	—

Potential common equivalents	18,273,062	—

F-32

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Articles of Incorporation of Halozyme Therapeutics, Inc. (the “Registrant”) provide for the indemnification of the directors, officers, employees and agents of the Registrant to the fullest extent permitted by the laws of the State of Nevada. Section 78.7502 of the Nevada General Corporation Law permits a corporation to indemnify any of its directors, officers, employees or agents against expenses actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except for an action by or in right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, provided that it is determined that such person acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 78.751 of the Nevada General Corporation Law requires that the determination that indemnification is proper in a specific case must be made by (a) the stockholders, (b) the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding or (c) independent legal counsel in a written opinion (i) if a majority vote of a quorum consisting of disinterested directors is not possible or (ii) if such an opinion is requested by a quorum consisting of disinterested directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We will pay all expenses in connection with the registration and sale of our common stock. All amounts shown are estimates except for the registration fee.

Type of Expense	Amount

Registration Fee	$15,740.00

Transfer Agent Fees	$1,000.00

Costs of Printing and Engraving	$2,000.00

Legal Fees	$20,000.00

Accounting Fees	$10,000.00

Miscellaneous	$1,260.00

Total	$50,000.00

RECENT SALES OF UNREGISTERED SECURITIES

There have been no sales of unregistered securities within the last three years, which would be required to be disclosed pursuant to Item 701 of Regulation S-B, except for the following:

On March 11, 2004, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 28, 2004, among privately held DeliaTroph Pharmaceuticals, Inc. dba Hyalozyme Therapeutics, Inc. (“Halozyme”), Global Yacht Services, Inc., a publicly traded Nevada corporation (“Global”) and Hyalozyme Acquisition Corporation, a wholly owned subsidiary of Global (“Merger Sub”), the Merger Sub merged with and into Halozyme, with Halozyme remaining as the surviving corporation (the “Merger”). Pursuant to the Merger, Global issued 35,521,906 shares of its restricted common stock, 6,380,397 options and 11,742,665 warrants to purchase shares of its common stock to 119 stockholders and 24 optionholders of Halozyme in exchange for 100% of their issued and outstanding common stock, options and warrants to purchase Halozyme’s common stock. All of the stockholders of Halozyme were accredited investors. These issuances were deemed exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering. The recipients of securities in such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions.

II-1

In May 2001, Global issued 97,222 shares of our common stock to Carib-Ventures, Inc. in exchange for $17,500, and 180,555 shares of our common stock to Flexgene Corp. for $32,500. The shares were issued in a transaction which Global believed satisfied the requirements of regulations. Both of the investors were non-U.S. persons and the sale was made in an offshore transaction. No directed selling efforts were made in the United States by us or any person acting on Global’s behalf. The offer or sale was not made to a U.S. person or for the account or benefit of a U.S. person. The purchasers of the securities certified that they were not U.S. persons and they were not acquiring the securities for the account or benefit of any U.S. person. The purchasers of the securities have agreed to resell such securities only in accordance with the provisions of Regulation S or pursuant to registration under the Securities Act. The shares of common stock issued to the purchasers contain a legend to the effect that transfer is prohibited except in accordance with the provisions of this Regulation S or pursuant to registration under the Securities Act. We will not register any transfer of the securities unless such transfer is made in accordance with the provisions of Regulation S or pursuant to registration under the Securities Act.

In May 2001, Global issued 5,000 shares of common stock to Melissa Day, secretary, treasurer and one of Global’s directors, in exchange for $500, or $0.10 per share. The shares were issued in a transaction which Global believed satisfied the requirements of that certain exemption from the registration and prospectus delivery requirements of the Securities Act, which exemption is specified by the provisions of Section 4(2) of that act. Global believed that Ms. Day has such knowledge and experience in financial and business matters that she was capable of evaluating the merits and risks of the prospective investment. In addition, Ms. Day had sufficient access to material information about us because she was Global’s secretary, treasurer and one of the directors.

In February 2001, Global issued 1,000,000 shares of our common stock to Mitch Keeler, Global’s president and one of the directors, in exchange for $10,000, or $0.01 per share. The shares were issued in a transaction which Global believed satisfied the requirements of that certain exemption from the registration and prospectus delivery requirements of the Securities Act, which exemption is specified by the provisions of Section 4(2) of that act. Global believed that Mr. Keeler had such knowledge and experience in financial and business matters that he was capable of evaluating the merits and risks of the prospective investment. In addition, Mr. Keeler had sufficient access to material information about us because he was Global’s president and one of the directors.

EXHIBITS

3.1	Articles of Incorporation (1)
3.2	Certificate of Amendment to Articles of Incorporation (1)
3.3	Bylaws (1)
3.4	Certificate of Amendment to Articles of Incorporation (2)
4.1	Specimen common stock certificate (3)
5.1	Opinion of Hale Lane Peek Dennison & Howard
10.1	License Agreement between University of Connecticut and Registrant, dated November 15, 2002 (3)
10.2*	Agreement for Services between Avid Bioservices, Inc. and Registrant, dated November 19, 2003 (3)
10.3	Agreement and Plan of Merger between DeliaTroph Pharmaceuticals, Inc. and Registrant, dated January 28, 2004 (2)
10.4*	Distribution Agreement between MidAtlantic Diagnostics, Inc. and Registrant, dated January 30, 2004 (3)
10.5*	Distribution Agreement between MediCult AS and Registrant, dated February 9, 2004 (3)
10.6*	Distribution Agreement between Cook Ob/Gyn Incorporated and Registrant, dated April 13, 2004 (3)
23.1	Consent of Cacciamatta Accountancy Corporation, Independent Accountants
23.2**	Consent of Hale Lane Peek Dennison & Howard (Included in Exhibit 5.1)
(1) Incorporated by reference to the Registrant’s Registration Statement on Form SB-2 filed with the Commission on September 21, 2001.
(2) Incorporated by reference to the Registrant’s Information Statement on Schedule 14C filed with the Commission on February 17, 2004.
(3) Previously filed.
*
Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this agreement and have been submitted separately to the Securities and Exchange Commission.

** To be filed by amendment to this registration statement.

II-2

UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(a) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

(c) Include any additional or changed material information on the plan of distribution.

2.	For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of offering.

4.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such as expressed in the Securities Act and is, therefore, unenforceable. Indemnification is against public policy.

5.	In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-3

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of San Diego, State of California, on June 21, 2004.

Halozyme Therapeutics, Inc.,
Nevada corporation

By:	/s/ Jonathan E. Lim

Jonathan E. Lim
Its:	President, Chief Executive Officer and
Chairman of the Board

In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form SB-2 has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Jonathan E. Lim	June 21, 2004

Jonathan E. Lim
Its :	President, Chief Executive Officer and
Chairman of the Board
(Principal Executive Officer)

By:	/s/ David A. Ramsay	June 21, 2004

David A. Ramsay
Its:	Secretary, Chief Financial Officer
(Principal Financial and Accounting Officer)

By:	/s/ Gregory I. Frost	June 21, 2004

Gregory I. Frost
Its:	Vice President, Chief Scientific Officer and Director

By:	/s/ Kenneth Kelley	June 21, 2004

Kenneth Kelley
Its:	Director

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